Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

)
In re:	)	Chapter 11
)
HORSEHEAD HOLDING CORP., et al.,[1]	)	Case No. 16-10287 (CSS)
)
Debtors.	)	Jointly Administered
)

DEBTORS’ SECOND AMENDED JOINT PLAN OF REORGANIZATION PURSUANT TO

CHAPTER 11 OF THE BANKRUPTCY CODE (WITH TECHNICAL MODIFICATIONS)

NOTHING CONTAINED HEREIN SHALL CONSTITUTE AN OFFER, ACCEPTANCE, OR A LEGALLY BINDING OBLIGATION OF THE DEBTORS OR ANY OTHER PARTY IN INTEREST. THIS PLAN IS SUBJECT TO APPROVAL OF THE BANKRUPTCY COURT AND OTHER CUSTOMARY CONDITIONS. THIS PLAN IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES. YOU SHOULD NOT RELY ON THE INFORMATION CONTAINED IN, OR THE TERMS OF, THIS PLAN FOR ANY PURPOSE (INCLUDING IN CONNECTION WITH THE PURCHASE OR SALE OF THE DEBTORS’ SECURITIES) BEFORE THE CONFIRMATION OF THIS PLAN BY THE BANKRUPTCY COURT.

James H.M. Sprayregen, P.C.	Laura Davis Jones (DE Bar No. 2436)
Patrick J. Nash Jr., P.C. (admitted pro hac vice)	James E. O’Neill (DE Bar No. 4042)
Ryan Preston Dahl (admitted pro hac vice)	Joseph M. Mulvihill (DE Bar No. 6061)
Angela M. Snell (admitted pro hac vice)	PACHULSKI STANG ZIEHL & JONES LLP
KIRKLAND & ELLIS LLP	919 North Market Street, 17th Floor
300 North LaSalle Street	P.O. Box 8705
Chicago, Illinois 60654	Wilmington, Delaware 19899-8705
Telephone: (312) 862-2000	Telephone: (302) 652-4100
Facsimile: (312) 862-2200	Facsimile: (302) 652-4400

Co-Counsel to the Debtors and Debtors in Possession

Dated as of: August 26, 2016

[1]	The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are: Horsehead Holding Corp. (7377); Horsehead Corporation (7346); Horsehead Metal Products, LLC (6504); The International Metals Reclamation Company, LLC (8892); and Zochem Inc. (4475). The Debtors’ principal offices are located at 4955 Steubenville Pike, Suite 405, Pittsburgh, Pennsylvania 15205.

TABLE OF CONTENTS

ARTICLE I. DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME, AND GOVERNING LAW		1
A.	Defined Terms	1
B.	Rules of Interpretation	16
C.	Computation of Time	16
D.	Governing Law	16
E.	Reference to Monetary Figures	16

ARTICLE II. ADMINISTRATIVE CLAIMS AND PRIORITY TAX CLAIMS		16
A.	Administrative Claims and Professional Fee Claims	16
B.	Professional Compensation	17
C.	DIP Facility Claims	18
D.	Priority Tax Claims	18

ARTICLE III. CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS		18
A.	Classification of Claims and Interests	18
B.	Treatment of Claims and Interests	19
C.	Special Provision Governing Unimpaired Claims	23
D.	Elimination of Vacant Classes	23
E.	Voting Classes; Presumed Acceptance by Non-Voting Classes	24
F.	Intercompany Interests and Intercompany Claims	24
G.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code	24

ARTICLE IV. MEANS FOR IMPLEMENTATION OF THE PLAN		24
A.	Overview of Settlements in Connection with the Plan	24
B.	No Substantive Consolidation	24
C.	Restructuring Transactions	25
D.	Sources of Consideration	26
E.	UPA and the Additional Capital Commitment	26
F.	Issuance of New Common Equity	26
G.	Funding of General Unsecured Creditor Cash Account	26
H.	Continued Corporate Existence	26
I.	Vesting of Assets in the Reorganized Debtors	26
J.	New Organizational Documents	27
K.	Directors, Managers, and Officers of the Reorganized Debtors	27
L.	Registration Exemptions	27
M.	General Settlement of Claims	28
N.	Intercompany Account Settlement	28
O.	Cancellation of Existing Securities and Agreements	28
P.	Corporate Action	29
Q.	Effectuating Documents; Further Transactions	29
R.	Section 1146 Exemption	29
S.	MEIP	29
T.	Director and Officer Liability Insurance	29
U.	Preservation of Causes of Action	30
V.	Release of Avoidance Actions	30
W.	Assumption of Collective Bargaining Agreements	30

ARTICLE V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		31
A.	Assumption and Rejection of Executory Contracts and Unexpired Leases	31
B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases	31
C.	Cure of Defaults for Executory Contracts and Unexpired Leases Assumed	31
D.	Preexisting Obligations to the Debtors under Executory Contracts and Unexpired Leases	32
E.	Indemnification Obligations	32

i

F.	Modifications, Amendments, Supplements, Restatements, or Other Agreements	32
G.	Reservation of Rights	33
H.	Nonoccurrence of Effective Date	33
I.	Contracts and Leases Entered Into After the Petition Date	33

ARTICLE VI. PROVISIONS GOVERNING DISTRIBUTIONS		33
A.	Timing and Calculation of Amounts to Be Distributed	33
B.	[Reserved]	34
C.	Distributions Generally; Disbursing Agent	34
D.	Rights and Powers of Disbursing Agent	34
E.	Distributions on Account of Claims Allowed After the Effective Date	34
F.	Delivery of Distributions and Undeliverable or Unclaimed Distributions	35
G.	Manner of Payment	36
H.	Compliance with Tax Requirements	36
I.	No Postpetition Interest on Claims	36
J.	[Reserved]	36
K.	Claims Paid or Payable by Third Parties	36
L.	Allocation	37

ARTICLE VII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS		37
A.	Allowance of Claims	37
B.	Claims Objections, Settlements, Claims Allowance	37
C.	Claims Estimation	37
D.	Disputed Claims Reserve	38
E.	Adjustment to Claims Without Objection	38
F.	Time to File Objections to Claims	38
G.	Disallowance of Late Claims	38
H.	Amendments to Claims	39
I.	No Distributions Pending Allowance	39
J.	Distributions After Allowance	39

ARTICLE VIII. SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS		39
A.	Discharge of Claims and Termination of Interests	39
B.	Release of Liens	40
C.	Debtor Release	40
D.	Third-Party Release	41
E.	Exculpation	42
F.	Injunction	42
G.	Additional Provisions	43
H.	Environmental Claims	43
I.	Protections Against Discriminatory Treatment	43
J.	Setoffs	43
K.	Recoupment	44
L.	Subordination Rights	44
M.	Document Retention	44
N.	Reimbursement or Contribution	44

ARTICLE IX. CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN		44
A.	Conditions Precedent to Confirmation	44
B.	Conditions Precedent to the Effective Date	45
C.	Waiver of Conditions	46
D.	Effect of Non-Occurrence of Conditions to the Effective Date	46

ii

ARTICLE X. MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN		46
A.	Modification and Amendments	46
B.	Effect of Confirmation on Modifications	46
C.	Revocation or Withdrawal of Plan	46

ARTICLE XI. RETENTION OF JURISDICTION		47

ARTICLE XII. MISCELLANEOUS PROVISIONS		49
A.	Immediate Binding Effect	49
B.	Additional Documents	49
C.	Payment of Statutory Fees	49
D.	Payment of Fees and Expenses of the Plan Sponsors, the DIP Agent, the Secured Notes Indenture Trustee, the Secured Notes Collateral Agent, Payment of Fees and Expenses of the Unsecured Notes Indenture Trustee and the Convertible Notes Indenture Trustee Pursuant to Creditors’ Committee Settlement	49
E.	Reservation of Rights	49
F.	Successors and Assigns	50
G.	Notices	50
H.	Term of Injunctions or Stays	50
I.	Entire Agreement	51
J.	Exhibits	51
K.	Nonseverability of Plan Provisions	51
L.	Votes Solicited in Good Faith	51
M.	Closing of Chapter 11 Cases	51
N.	Waiver or Estoppel	51
O.	Dissolution of Committees	52
P.	Conflicts	52

iii

INTRODUCTION

Horsehead Holding Corp. and its subsidiaries Horsehead Corporation; Horsehead Metal Products, LLC; The International Metals Reclamation Company, LLC; and Zochem Inc., as debtors and debtors in possession (each, a “Debtor” and, collectively, the “Debtors”), propose this joint plan of reorganization for the resolution of the outstanding claims against and interests in the Debtors pursuant to chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101–1532 (the “Bankruptcy Code”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in Article I.A hereof. Holders of Claims may refer to the Disclosure Statement for a discussion of the Debtors’ history, businesses, assets, results of operations, historical financial information, and accomplishments during the Chapter 11 Cases and the Canadian Proceedings, and projections of future operations, as well as a summary and description of the Plan and certain related matters. The Debtors are the proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code.

ALL HOLDERS OF CLAIMS ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THIS PLAN.

ARTICLE I.

DEFINED TERMS, RULES OF INTERPRETATION,

COMPUTATION OF TIME, AND GOVERNING LAW

A.	Defined Terms

As used in this Plan, capitalized terms have the meanings set forth below.

1. “Ad Hoc Group of Noteholders” means those Holders of Senior Notes and Unsecured Notes as identified in the Amended Verified Statement Pursuant to Bankruptcy Rule 2019 [Docket No. 433], as the same may be supplemented from time to time.

2. “Additional Capital Commitment” means that certain right pursuant to which Eligible Holders may elect to commit to purchase the Additional Capital Commitment Units, in each case, pursuant to the terms of the UPA.

3. “Additional Capital Commitment Amount” means cash in an aggregate amount equal to the lesser of (a) $100,000,000 and (b) the aggregate amount committed by all Additional Capital Commitment Participants.

4. “Additional Capital Commitment Participants” means those Eligible Holders who duly commit to purchase Additional Capital Commitment Units in accordance with the terms of the UPA.

5. “Additional Capital Commitment Units” means the units of New Common Equity committed to be purchased in the Additional Capital Commitment for a total purchase price equal to the Additional Capital Commitment Amount pursuant to the terms of the UPA.

6. “Administrative Claim” means a Claim for the costs and expenses of administration of the Estates pursuant to section 503(b) and 507(a)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors; (b) all fees and charges assessed against the Estates pursuant to chapter 123 of the Judicial Code, including, but not limited to, the U.S. Trustee Fees; (c) Professional Fee Claims; and (d) all requests for compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases pursuant to sections 503(b)(3), (4), and (5) of the Bankruptcy Code. For the avoidance of doubt, (x) a Claim asserting priority pursuant to section 503(b)(9) of the Bankruptcy Code is included in the definition of Administrative Claim and (y) in no instance shall an Intercompany Claim be an Administrative Claim.

7. “Administrative Claims Bar Date” means the deadline for filing requests for payment of Administrative Claims (other than Professional Fee Claims), which shall be the later of (a) the deadline established by the Bankruptcy Court pursuant to the Claims Bar Date Order and (b) the first Business Day that is forty-five (45) days following the Effective Date; provided, that, the Administrative Claims Bar Date shall not apply to claims entitled to administrative priority that arise on or after the Petition Date in the ordinary course of the Debtors’ businesses.

8. “Administrative Claims Objection Bar Date” means the deadline for filing objections to requests for payment of Administrative Claims (other than requests for payment of Professional Fee Claims), which shall be the first Business Day that is 180 days following the Effective Date; provided, that, the Administrative Claims Objection Bar Date may be extended by the Bankruptcy Court at the Reorganized Debtors’ request after notice and a hearing.

9. “Affiliate” shall have the meaning set forth in section 101(2) of the Bankruptcy Code.

10. “Allowed” means with respect to Claims: (a) any Claim, other than an Administrative Claim, that is evidenced by a Proof of Claim which is or has been timely Filed by the applicable Claims Bar Date or that is not required to be evidenced by a Filed Proof of Claim under the Bankruptcy Code or a Final Order; (b) any Claim that is listed in the Schedules as not contingent, not unliquidated, and not disputed, and for which no Proof of Claim has been timely Filed; (c) any General Unsecured Claim that is listed in the Schedules as not contingent, not unliquidated, and not disputed, and for which a Proof of Claim has been timely filed against the applicable Debtor in an amount less than or equal to the amount listed in such Debtor’s Schedules, which shall be Allowed in the amount set forth on the Proof of Claim; or (d) any Claim Allowed pursuant to (i) the Plan, (ii) any contract, instrument, indenture, or other agreement entered into or assumed in connection with the Plan, (iii) a Final Order of the Bankruptcy Court, or (iv) an Allowed Claims Notice; provided, that, with respect to any Claim described in clause (a) above, such Claim shall be considered Allowed only if and to the extent that with respect to such Claim no objection to the allowance thereof has been interposed within the applicable period of time fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, or such an objection is so interposed and the Claim shall have been Allowed for voting purposes only by a Final Order. Except as otherwise specified in the Plan or any Final Order, the amount of an Allowed Claim shall not include interest on such Claim from and after the Petition Date. For purposes of determining the amount of an Allowed Claim, there shall be deducted therefrom an amount equal to the amount of any Claim that the Debtors may hold against the Holder thereof, to the extent such Claim may be offset, recouped, or otherwise reduced under applicable law. Any Claim that has been or is hereafter listed in the Schedules as contingent, unliquidated, or disputed, and for which no Proof of Claim is or has been timely Filed by the applicable Claims Bar Date, is not considered Allowed and shall be expunged without further action by the Debtors and without further notice to any party or action, approval, or order of the Bankruptcy Court.

11. “Allowed Claims Notice” means a notice filed with the Bankruptcy Court by the Debtors (prior to the Effective Date) or Reorganized Debtors (on or after the Effective Date) identifying one or more Claims as Allowed.

12. “Assumed Executory Contract and Unexpired Lease Schedule” means the schedule (as may be amended in accordance with the terms set forth in Article V hereof) of Executory Contracts and Unexpired Leases (including any amendments or modifications thereto) that will be assumed by the Debtors pursuant to the provisions of Article V hereof, as determined by the Debtors with the consent of the Requisite Plan Sponsors and included in the Plan Supplement.

13. “Avoidance Actions” means any and all avoidance, recovery, subordination, or similar remedies that may be brought by or on behalf of the Debtors or the Estates, including causes of action or defenses arising under chapter 5 of the Bankruptcy Code or applicable non-bankruptcy law.

14. “Banco Bilbao Credit Agreement” means that certain Credit Agreement, dated as of August 28, 2012, by and among Horsehead Corporation as borrower, Horsehead Holding as guarantor, and Banco Bilbao Vizcaya Argentaria, S.A. as amended, restated, or otherwise modified from time to time in accordance with its terms.

15. “Banco Bilbao Credit Agreement Claim” means any Claim arising under or related to the Banco Bilbao Credit Agreement, including but not limited to any deficiency Claim arising under or related to the Banco Bilbao Credit Agreement.

16. “Banco Bilbao Credit Facility” means that certain credit facility provided under the Banco Bilbao Agreement.

17. “Banco Bilbao Note” means that certain unsecured note to be issued by Reorganized Horsehead Corporation and guaranteed by Reorganized Horsehead in the amount of $3.0 million, maturing on the seventh (7th) anniversary of the Effective Date, bearing an annual interest rate (payable in cash or PIK interest, at the issuer’s election) equal to (x) the 3 month LIBOR then in effect on the applicable anniversary of the Effective Date plus (y) 150 bps, and which shall otherwise be on terms acceptable to the Debtors and the Requisite Plan Sponsors after consultation with the Creditors’ Committee.

18. “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware having jurisdiction over the Chapter 11 Cases and, to the extent of the withdrawal of any reference under 28 U.S.C. § 157 and/or the General Order of the District Court pursuant to section 151 of title 28 of the United States Code, the United States District Court for the District of Delaware.

19. “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as applicable to the Chapter 11 Cases, promulgated under section 2075 of the Judicial Code and the general, local, and chambers rules of the Bankruptcy Court.

20. “Business Day” means any day, other than a Saturday, Sunday, or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

21. “Canadian Court” means the Ontario Superior Court of Justice (Commercial List), or such other Canadian court having jurisdiction over the Canadian Proceedings or any proceeding within, or appeal of an order entered in, the Canadian Proceedings.

22. “Canadian Proceedings” means the recognition proceedings currently before the Canadian Court under Part IV of the CCAA recognizing the Chapter 11 Cases as “foreign main proceedings.”

23. “Cash” means cash and cash equivalents, including bank deposits, checks, and other similar items in legal tender of the United States of America.

24. “Causes of Action” means any claim, cause of action (including Avoidance Actions or rights arising under section 506(c) of the Bankruptcy Code), controversy, right of setoff, cross claim, counterclaim, or recoupment and any claim on contracts or for breaches of duties imposed by law or in equity, demand, right, action, Lien, indemnity, guaranty, suit, obligation, liability, damage, judgment, account, defense, power, privilege, license, and franchise of any kind or character whatsoever, known, unknown, fixed or contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity, or pursuant to any other theory of law. For the avoidance of doubt, Causes of Action include: (a) all rights of setoff, counterclaim, cross-claim, or recoupment, and claims on contracts or for breaches of duties imposed by law; (b) the right to object to or otherwise contest Claims; (c) claims pursuant to sections 362, 510, 542, 543, 544 through 550, or 553 of the Bankruptcy Code; and (d) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code.

25. “CCAA” means the Companies’ Creditors Arrangement Act (Canada), R.S.C. 1985, c. C-36, as amended.

26. “Chapter 11 Cases” means the jointly administered chapter 11 cases commenced by the Debtors and styled In re Horsehead Holding Corp., et al., Chapter 11 Case No. 16-10287 (CSS), which are currently pending before the Bankruptcy Court.

27. “Chestnut Ridge” means Chestnut Ridge Railroad Corp.

28. “Charging Lien” means any Lien or other priority in payment to which a Prepetition Indenture Trustee is entitled under the terms of a Prepetition Indenture to assert against distributions to be made to Holders of Claims under such Prepetition Indenture.

29. “Claim” means any claim against the Debtors, as defined in section 101(5) of the Bankruptcy Code, including: (a) any right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured; or (b) any right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured.

30. “Claims Bar Date” means the date established by the Bankruptcy Court by which Proofs of Claim must have been Filed with respect to such Claims, pursuant to: (a) the Claims Bar Date Order; (b) a Final Order of the Bankruptcy Court; or (c) the Plan.

31. “Claims Bar Date Order” means the Order (A) Setting Bar Dates for Filing Proofs of Claim, Including Claims Arising Under Section 503(B)(9) of the Bankruptcy Code, (B) Setting a Bar Date for the Filing of Proofs of Claim by Governmental Units, (C) Setting a Bar Date for the Filing of Requests for Allowance of Administrative Expense Claims, (D) Setting an Amended Schedules Bar Date, (E) Setting a Rejection Damages Bar Date, (F) Approving the Form and Manner for Filing Proofs of Claim, (G) Approving Notice of the Bar Dates, and (H) Granting Related Relief [Docket No. 321].

32. “Claims Objection Bar Date” shall mean the later of: (a) the first Business Day following 180 days after the Effective Date; and (b) such later date as may be fixed by the Bankruptcy Court, after notice and a hearing, upon a motion by the Reorganized Debtors Filed before the day that is 180 days after the Effective Date.

33. “Claims Register” means the official register of Claims maintained by the Notice and Claims Agent.

34. “Class” means a category of Holders of Claims or Interests as set forth in Article III.B hereof pursuant to section 1122(a) of the Bankruptcy Code.

35. “Closing Date” shall have the meaning ascribed to such term in the UPA.

36. “CM/ECF” means the Bankruptcy Court’s Case Management and Electronic Case Filing system.

37. “Confirmation” means the entry of the Confirmation Order on the docket of the Chapter 11 Cases.

38. “Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.

39. “Confirmation Hearing” means the hearing held by the Bankruptcy Court to consider Confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code, as such hearing may be continued from time to time in consultation with the Plan Sponsors.

40. “Confirmation Objection Deadline” shall be the date for objecting to Confirmation, as set forth in the Disclosure Statement Order.

41. “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code and in form and substance materially consistent with this Plan and otherwise acceptable to the Requisite Plan Sponsors and the Debtors.

42. “Confirmation Recognition Order” means an order of the Canadian Court, recognizing and enforcing the Confirmation Order in Canada.

43. “Consummation” shall mean “substantial consummation” as defined in section 1101(2) of the Bankruptcy Code.

44. “Convertible Notes” means the 3.80% Convertible Senior Notes due 2017 issued in the aggregate principal amount of $100,000,000 pursuant to the Convertible Notes Indenture.

45. “Convertible Notes Claim” means any Claim arising under or related to the Convertible Notes, including fees, costs, expenses, indemnities, and other charges under the Convertible Notes or the Convertible Notes Indenture for purposes of asserting a Charging Lien in favor of the Convertible Notes Indenture Trustee.

46. “Convertible Notes Indenture” means that certain Indenture, dated as of July 27, 2011, by and among Horsehead Holding, as issuer, and the Convertible Notes Indenture Trustee, as amended, supplemented, or otherwise modified from time to time in accordance with its terms.

47. “Convertible Notes Indenture Trustee” means Delaware Trust Company, solely in its capacity as indenture trustee under the Convertible Notes Indenture, and any successors in such capacity.

48. “Convertible Notes Indenture Trustee Fees” shall mean any reasonable and documented fees, costs, expenses, disbursements and advances of the Convertible Notes Indenture Trustee and its professionals pursuant to the Convertible Notes Indenture through and including the Effective Date.

49. “Covered Persons” means all current and former directors, officers and managers of the Debtor, whenever serving, but solely to the extent covered by the D&O Liability Insurance Policies.

50. “Creditors’ Committee” means the Committee of Unsecured Creditors appointed by the U.S. Trustee pursuant to the Notice of Appointment of Committee of Unsecured Creditors [Docket No. 129] on February 16, 2016.

51. “Creditors’ Committee Settlement” means the agreements among or between the Debtors, the Ad Hoc Group of Noteholders, the Creditors’ Committee, and First American to, among other things, settle and release the Creditors’ Committee Standing Motion Claims, as set forth herein and in Article V.I of the Disclosure Statement.

52. “Creditors’ Committee Standing Motion” means the Motion of the Official Committee of Unsecured Creditors for Entry of an Order Granting the Committee Standing to Commence and Prosecute an Action on Behalf of the Debtors’ Estates Against U.S. Bank National Association, as Trustee and Collateral Agent for the Prepetition Senior Secured Noteholders, dated May 6, 2016 [Docket No. 882].

53. “Creditors’ Committee Standing Motion Claims” means the claims set forth in the draft complaint attached as Exhibit B to the Creditors’ Committee Standing Motion, pursuant to which the Creditors’ Committee sought to challenge the extent, validity, priority, and perfection of certain security interests asserted by or on behalf of holders of Secured Notes in certain assets of the Debtors.

54. “D&O Liability Insurance Policies” means all insurance policies for directors, members, trustees, officers, and managers’ liability issued to or maintained by the Debtors’ Estates as of the Effective Date including any “tail” coverages to such policies.

55. “Debtor Release” means the release given on behalf of the Debtors and their Estates to the Released Parties as set forth in Article VIII.C hereof.

56. “DIP Agent” means Cantor Fitzgerald Securities, solely in its capacity as administrative agent under the DIP Credit Agreement.

57. “DIP Credit Agreement” means that certain Senior Secured Superpriority Debtor-in-Possession Credit, Security and Guaranty Agreement, dated as of February 8, 2016, as amended, supplemented, or otherwise modified from time to time in accordance with its terms, by and among the Debtors party thereto each as borrowers or guarantors, the DIP Agent, and the DIP Lenders.

58. “DIP Facility” means that certain debtor-in-possession financing facility of up to $90.0 million provided under the DIP Credit Agreement.

59. “DIP Facility Claim” means any Claim arising under or related to the DIP Facility.

60. “DIP Lenders” means the lenders from time to time party to the DIP Facility, each solely in their capacities as such.

61. “Disbursing Agent” means, on the Effective Date, the Debtors, their agent, or any Entity or Entities designated by the Debtors or the Reorganized Debtors to make or facilitate distributions that are to be made on or after the Initial Distribution Date pursuant to the Plan, including: (a) the Unsecured Notes Indenture Trustee with respect to distributions to the Holders of Unsecured Notes Claims; (b) the Convertible Notes Indenture Trustee with respect to distributions to the Holders of Convertible Notes Claims; (c) the Secured Notes Indenture Trustee with respect to the distributions to Holders of Secured Notes Claims; and (d) the DIP Agent with respect to the distributions to the Holders of the DIP Facility Claims.

62. “Disclosure Statement” means the Debtors’ Second Amended Disclosure Statement for the Debtors’ Second Amended Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code, dated as of July 15, 2016, and attached as Schedule 1 to the Disclosure Statement Order, as may be further amended, supplemented, or modified from time to time in accordance with its terms, including all exhibits and schedules thereto and references therein that relate to the Plan, that is prepared and distributed in accordance with the Bankruptcy Code, the Bankruptcy Rules, and any other applicable law and approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code, and in form and substance materially consistent with this Plan and otherwise acceptable to the Requisite Plan Sponsors and the Debtors.

63. “Disclosure Statement Order” means the Order Approving the Debtors’ Second Amended Disclosure Statement and Granting Related Relief, entered on July 11, 2016 [Docket No. 1274], and in form and substance materially consistent with this Plan and otherwise acceptable to the Requisite Plan Sponsors and the Debtors.

64. “Disclosure Statement Recognition Order” means an order of the Canadian Court, recognizing and enforcing the Disclosure Statement Order in Canada.

65. “Disputed” means, with regard to any Claim, a Claim that is not an Allowed Claim.

66. “Disputed Claims Reserve” means a Cash reserve that may be funded on or after the Effective Date pursuant to Article VII.D hereof.

67. “Distribution Record Date” means the date for determining which Holders of Allowed Claims are eligible to receive distributions hereunder, which shall be the Effective Date or such other date as designated in a Bankruptcy Court order.

68. “Effective Date” means with respect to the Plan, the date that is a Business Day on which: (a) no stay of the Confirmation Order or the Confirmation Recognition Order is in effect; (b) all conditions precedent specified in Article IX of the Plan have been satisfied or waived (in accordance with Article IX.C of the Plan); (c) the Plan is declared effective by the Debtors; and (d) the Debtors shall have Filed notice of the Effective Date with the Bankruptcy Court.

69. “Eligible Holder” means each Plan Sponsor that is a Holder of a Secured Notes Claim, that holds such Claim as of the Voting Record Date and is an “accredited investor” as such term is defined by Rule 501 of Regulation D, promulgated under the Securities Act as determined by the Debtors pursuant to the terms of the UPA.

70. “Entity” shall have the meaning set forth in section 101(15) of the Bankruptcy Code.

71. “Environmental Law” means all federal, state and local statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders, agreements and determinations and all common law concerning pollution or protection of the environment, or environmental impacts on human health and safety, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act; the Clean Water Act; the Clean Air Act; the Emergency Planning and Community Right-to-Know Act; the Resource Conservation and Recovery Act; the Toxic Substances Control Act; and any state or local equivalents.

72. “Equity Committee” means the Official Committee of Equity Security Holders appointed by the U.S. Trustee pursuant to the Notice of Appointment of Committee of Equity Security Holders [Docket No. 918] on May 13, 2016.

73. “Escrow Disbursement” means the release of the First American Payment from the escrow via wire transfer to an account designated by the Debtors as set forth in the First American Settlement Agreement.

74. “Estate” means, as to each Debtor, the estate created for the Debtor on the Petition Date in its Chapter 11 Case pursuant to sections 301 and 541 of the Bankruptcy Code.

75. “Exchange Act” means the Securities Exchange Act of 1934, 15 U.S.C. § 78a, et seq, as amended.

76. “Exculpated Party” means collectively, in each case solely in their capacity as such: (a) each Debtor and Reorganized Debtor; (b) the Creditors’ Committee; (c) the Equity Committee; (d) each of the Debtors’ officers and directors employed or serving, as applicable, as of the Petition Date; and (e) solely with respect to the Entities identified in sections (a) through (d), such Entity and its current and former Affiliates, and such Entities and its current and former Affiliates’ current and former shareholders, affiliates, attorneys, subsidiaries, principals, employees, agents, officers, directors, managers, trustees, partners, members, professionals, representatives, advisors, financial advisors, accountants, investment bankers, and consultants, each in their capacity as such.

77. “Exculpation” means the exculpation provision set forth in Article VIII.E hereof.

78. “Executory Contract” means a contract or lease to which one or more of the Debtors is a party and that is subject to assumption or rejection under sections 365 or 1123 of the Bankruptcy Code.

79. “Existing Interests” means (a) any equity and all equity interests in a Debtor that is not held by another Debtor; and (b) any claim against the Debtors subject to subordination pursuant to section 510(b) of the Bankruptcy Code arising from or related to any of the foregoing.

80. “Federal Judgment Rate” means the federal judgment rate in effect as of the Petition Date.

81. “File,” “Filed,” or “Filing” means file, filed, or filing in the Chapter 11 Cases with the Bankruptcy Court or, with respect to the filing of a Proof of Claim, the Notice and Claims Agent.

82. “Final DIP Order” means the Order (I) Authorizing the Debtors to Obtain Postpetition Secured Financing Pursuant to 11 U.S.C. §§ 105, 362, 363, and 364, (II) Authorizing the Postpetition Use of Cash Collateral, (III) Granting Adequate Protection to the Prepetition Secured Parties, (IV) Scheduling a Final Hearing Pursuant to Bankruptcy Rule 4001(B), and (V) Granting Related Relief [Docket No. 252], entered by the Bankruptcy Court on March 3, 2016.

83. “Final Order” means an order or judgment, the operation or effect of which has not been reversed, stayed, modified, or amended, is in full force and effect, and as to which order or judgment (or any reversal, stay, modification, or amendment thereof) (a) the time to appeal, seek leave to appeal, seek certiorari, or request reargument or further review or rehearing has expired and no appeal, motion for leave to appeal or petition for certiorari, or request for reargument or further review or rehearing has been timely filed, or (b) any appeal that has been or may be taken, motion for leave to appeal, or any petition for certiorari or request for reargument or further review or rehearing that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed, from which leave was sought or from which certiorari was sought, or to which the request was made, and no further appeal or petition for certiorari or request for reargument or further review or rehearing has been or can be taken or granted; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, the Local Bankruptcy Rules of the Bankruptcy Court or any analogous rules under the CCAA or Ontario Rules of Civil Procedure may be filed relating to such order shall not prevent such order from being a Final Order.

84. “First American” means First American Title Insurance Company.

85. “First American Payment” means First American’s contribution of Cash in the amount of three million dollars ($3,000,000) to the Debtors in connection with the Creditors’ Committee Settlement in full and final satisfaction of First American’s obligation under the First American Title Policies, as required by the First American Settlement Agreement.

86. “First American Settlement Agreement” means that certain settlement agreement dated as of July 8, 2016, by and between First American, the Debtors, the Secured Notes Indenture Trustee, the Secured Notes Collateral Agent and the Ad Hoc Group of Noteholders, pursuant to which, among other things: (a) First American shall make the First American Payment into escrow; (b) the Escrow Disbursement shall be released to an account designated by the Debtors on the Effective Date; (c) the Secured Notes Collateral Agent’s claims for coverage under the First American Title Policies in respect of the Creditors’ Committee Standing Motion Claims shall be released; and (d) the First American Title Policies shall terminate upon the release of the Escrow Disbursement contemporaneously with the release of the liens and deed of trusts insured under the First American Title Policies as provided in the First American Settlement Agreement, and First American shall have no further obligation under the First American Title Policies upon the release of the Escrow Disbursement; provided that to the extent there is any inconsistency between the foregoing and the executed written agreement documenting the First American Settlement, such executed written agreement will control.

87. “First American Title Policies” mean collectively (a) that certain lender’s title insurance policy number no. NCS 552989 (L1), with respect to certain tracts of land in Rutherford County, North Carolina, subject to the Deed of Trust and securing the indebtedness owed under the Secured Notes; (b) that certain lender’s title insurance policy number NCS 552989-1, with respect to certain tracts of land in Carbon County, Pennsylvania, subject to a mortgage/deed of trust securing the indebtedness owed under the Secured Notes; (c) that certain lender’s title insurance policy number NCS 552989-4(L), with respect to certain tracts of land in Lawrence County, Pennsylvania, subject to a mortgage/deed of trust securing the indebtedness owed under the Secured Notes; (d) that certain lender’s title insurance policy number NCS 552989-3 (L1), with respect to certain tracts of land in Roane County, Tennessee, subject to a deed of trust/mortgage securing the indebtedness owed under the Secured Notes; and (e) that certain lender’s title insurance policy number NCS 552989-2 (L1), with respect to certain tracts of land in Cook County, Illinois, subject to a deed of trust/mortgage securing the indebtedness owed under the Secured Notes, (f) that certain owner’s title insurance policy number NCS 552989 issued to Horsehead Metal Products, Inc., with respect to certain tracts of land in Rutherford County, North Carolina; (g) that certain owner’s title insurance policy number NCS 552989-1(O) issued to Horsehead Corporation, with respect to certain tracts of land in Carbon County, Pennsylvania; (h) that certain owner’s title insurance policy number NCS 552989-4 (O) issued to The International Metals Reclamation Co, with respect to certain tracts of land in Lawrence County, Pennsylvania; (i) that certain owner’s title insurance policy number 552989-3 (O) issued to Horsehead Corporation, with respect to certain tracts of land in Roane County, Tennessee; and (j) that certain owner’s title insurance policy number NCS 552989-2 (O) issued to Horsehead Corporation, with respect to certain tracts of land in Cook County, Illinois all of the foregoing as set forth in the First American Settlement Agreement.

88. “General Unsecured Claim” means any Unsecured Claim other than: (a) Intercompany Claims; (b) Administrative Claims; (c) Professional Fee Claims; (d) Priority Tax Claims; (e) Other Priority Claims; (f) Section 510(b) Claims; (g) Unsecured Notes Claims; (h) Convertible Notes Claims; and (i) Banco Bilbao Credit Agreement Claims.

89. “General Unsecured Creditor Cash Account” means a segregated bank account, in an authorized depository in the District of Delaware, established and maintained by the Reorganized Debtors in trust solely for the benefit of Holders of Allowed Claims in Class 8B, which shall be funded by the Reorganized Debtors in the amount of $11,875,000 on or before the Effective Date. No Claims other than Allowed Claims in Class 8B shall be allowed to participate in any distribution from the General Unsecured Creditor Cash Account. For the avoidance of doubt, the General Unsecured Creditor Cash Account and the Cash held therein shall not constitute property of the Reorganized Debtors and the Reorganized Debtors shall not have any reversionary or other interest in or with respect to the Cash held in the General Unsecured Creditor Cash Account.

90. “General Unsecured Creditor Cash Pool” means with respect to each Debtor other than Zochem, Cash in the aggregate amount of $11,875,000, which for purposes of distributions to Holders of Allowed Claims in Class 8B, shall be transferred by the Reorganized Debtors on or before the Effective Date into the General Unsecured Creditor Cash Account. For the avoidance of doubt, a Holder of an Allowed Claim in Class 8B shall be entitled to a Pro Rata recovery on account of such Allowed Claim only with respect to the portion of the General Unsecured Creditor Cash Pool allocated to the Debtor subject to such Claim as agreed to by each of the Ad Hoc Group of Noteholders, the Debtors, and the Creditors’ Committee and as set forth on Exhibit A attached hereto.

91. “Governmental Unit” shall have the meaning set forth in section 101(27) of the Bankruptcy Code.

92. “Greywolf Entities” means the funds and accounts managed by Greywolf Capital Management LP, and each of their respective Affiliates, successors, and assigns.

93. “HMP” means Horsehead Metal Products, LLC.

94. “Holder” means an Entity holding a Claim or an Interest, as applicable.

95. “Horsehead Holding” means Horsehead Holding Corp.

96. “Impaired” means, with respect to a Claim, or Class of Claims, “impaired” within the meaning of section 1124 of the Bankruptcy Code.

97. “Information Officer” means Richter Advisory Group Inc. in its capacity as Information Officer appointed by the Canadian Court in the Canadian Proceedings.

98. “Initial Distribution Date” means the date on which the Disbursing Agent shall make initial distributions to Holders of Claims pursuant to the Plan, which shall be a date no later than the Effective Date for Holders of Claims entitled to distributions of securities under the Plan, or as soon as reasonably practicable thereafter, and no later than forty-five (45) days after the Effective Date for Holders of all other Claims including Other General Unsecured Claims, or as soon as reasonably practicable thereafter but in any event no later than sixty (60) days after the Effective Date.

99. “INMETCO” means The International Metals Reclamation Company, LLC.

100. “Insurance Contract” means all insurance policies that have been issued at any time to or provide coverage to any of the Debtors and all agreements, documents or instruments relating thereto.

101. “Insurer” means any company or other entity that issued an Insurance Contract, any third party administrator, and any respective predecessors and/or affiliates thereof.

102. “Intercompany Claim” means any Claim held by a Debtor against any Debtor, including, for the avoidance of doubt, all prepetition and postpetition Claims.

103. “Intercompany Interest” means any Interest held by a Debtor in a Debtor.

104. “Interest” means any common stock, limited liability company interest, equity security (as defined in section 101(16) of the Bankruptcy Code), equity, ownership, profit interests, unit, or share in the Debtors (including all options, warrants, rights, or other securities or agreements to obtain such an interest or share in such Debtor), whether or not arising under or in connection with any employment agreement and whether or not certificated, transferable, preferred, common, voting, or denominated “stock” or a similar security, including any claims against the Debtors subject to subordination pursuant to section 510(b) of the Bankruptcy Code arising from or related to any of the foregoing.

105. “Interim Compensation Order” means the Order (I) Establishing Procedures for Interim Compensation and Reimbursement of Expenses for Retained Professionals and Reimbursement of Creditors’ Committee Member Expenses, and (II) Granting Related Relief [Docket No. 380], entered by the Bankruptcy Court on April 4, 2016.

106. “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1–4001.

107. “Lien” shall have the meaning set forth in section 101(37) of the Bankruptcy Code.

108. “Local Bankruptcy Rules” means the local rules for the United States Bankruptcy Court for the District of Delaware.

109. “Macquarie Collateral Agency and Intercreditor Agreement” means that certain Collateral Agency and Intercreditor Agreement, dated as of June 30, 2015, by and among Macquarie Bank Limited, in its capacity as Macquarie Credit Agreement Administrative Agent and Macquarie Credit Agreement Collateral Agent, as amended, restated, supplemented, or otherwise modified from time to time in accordance with its terms.

110. “Macquarie Credit Agreement” means that certain Credit Agreement, dated as of June 30, 2015, by and among Horsehead Corporation, INMETCO, and HMP as borrowers, Horsehead Holding and Chestnut Ridge as guarantors, the Macquarie Credit Agreement Lenders, and the Macquarie Credit Agreement Administrative Agent, as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, and including all security and collateral agreements related thereto.

111. “Macquarie Credit Agreement Administrative Agent” means Macquarie Bank Limited, in its capacity as administrative agent under the Macquarie Credit Agreement, and any successor thereto.

112. “Macquarie Credit Agreement Collateral Agent” shall mean Macquarie Bank Limited, in its capacity as collateral agent for the Macquarie Credit Facility, and any successor thereto.

113. “Macquarie Credit Agreement Claim” means any Claim arising under or related to the Macquarie Credit Agreement, including but not limited to any deficiency Claim arising under or related to the Macquarie Credit Agreement, but subject to the terms and conditions of the Macquarie Credit Agreement Stipulation.

114. “Macquarie Credit Facility” means that certain credit facility entered into pursuant to the Macquarie Credit Agreement.

115. “Macquarie Credit Agreement Stipulation” means that certain stipulation entered into by and among the Debtors, the Creditors’ Committee, the Ad Hoc Group of Noteholders and Cetus Capital, LLC, on behalf of its funds and affiliates in their capacity as beneficial holders of debt borrowed pursuant to the Macquarie Credit Facility settling, fixing and allowing the Macquarie Credit Agreement Claim in the amount of $32,850,000 plus interest and fees payable pursuant to Paragraph 18(c) of the Final DIP Order through the date on which such claim is paid, as approved by the Court on May 31, 2106 [Docket No. 998].

116. “MEIP” means the management equity incentive plan to be determined and implemented by the New Boards after the Effective Date. Ten percent (10%) of the New Common Equity shall be reserved for issuance pursuant to the MEIP, subject to dilution for any New Common Equity to be issued (a) pursuant to the Warrants, and (b) in connection with the Additional Capital Commitment.

117. “New Boards” means, collectively, the boards of directors and boards of managers of the Reorganized Debtors, as applicable, on and after the Effective Date to be appointed in accordance with the Plan Supplement.

118. “New Common Equity” means the limited liability company interests of Reorganized Horsehead.

119. “New Limited Liability Company Agreement” means the limited liability company agreement of Reorganized Horsehead as of the Effective Date, which shall contain a full waiver of any fiduciary duties otherwise applicable to managers of Reorganized Horsehead and which shall be consistent with the terms set forth in the Plan and otherwise in form and substance satisfactory to the Requisite Plan Sponsors.

120. “New Organizational Documents” means such certificates or articles of incorporation, certificates of formation, certificates of conversion, by-laws, limited liability company agreements (including the New Limited Liability Company Agreement), stockholders’ agreements, registration rights agreements, or such other applicable formation and governance documents of some or all of the Reorganized Debtors, forms of which shall be included in the Plan Supplement and shall be satisfactory to the Requisite Plan Sponsors.

121. “Notice and Claims Agent” means Epiq Bankruptcy Solutions, LLC, in its capacity as notice and claims agent and administrative advisor for the Debtors’ Estates.

122. “OCP Order” means the Order (I) Authorizing the Debtors to Employ and Pay Professionals Utilized in the Ordinary Course of Business, and (II) Granting Related Relief [Docket No. 326].

123. “Other General Unsecured Claim” means a General Unsecured Claim that is not a Zochem General Unsecured Claim.

124. “Other Priority Claim” means a Claim asserting a priority described in section 507(a) of the Bankruptcy Code that is not: (a) an Administrative Claim; (b) a DIP Facility Claim; (c) a Professional Fee Claim; or (d) a Priority Tax Claim.

125. “Other Secured Claim” means a Secured Claim that is not: (a) a DIP Facility Claim; (b) a Macquarie Credit Agreement Claim; (c) a Secured Notes Claim; or (d) a Priority Tax Claim (to the extent such Priority Tax Claim is a secured claim).

126. “Person” shall have the meaning set forth in section 101(41) of the Bankruptcy Code.

127. “Petition Date” means February 2, 2016.

128. “Plan” means this Debtors’ Second Amended Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code, as may be further amended, supplemented, or otherwise modified from time to time in accordance with the terms hereof, including the Plan Supplement, which is incorporated herein by reference and made part of this Plan as if set forth herein.

129. “Plan Sponsors” shall have the meaning set forth in the UPA.

130. “Plan Sponsor Fees” means any and all reasonable and documented fees, costs, expenses, disbursements and advances incurred or made by the Plan Sponsors solely in accordance with the terms of the UPA and incurred prior to the Effective Date.

131. “Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan, the form and substance of which is acceptable to the Requisite Plan Sponsors and the Debtors, which the Debtors shall File ten (10) days prior to the earlier of the Confirmation Objection Deadline and the Voting Deadline, or as soon as reasonably practical, and any additional documents, which documents shall also be acceptable to the Requisite Plan Sponsors and the Debtors, filed with the Bankruptcy Court prior to the Effective Date as amendments to the Plan Supplement, as may be amended, supplemented, or modified from time to time in accordance with the terms hereof, the Bankruptcy Code, and the Bankruptcy Rules, and which is comprised of, among other documents, the following: (a) New Organizational Documents; (b) Assumed Executory Contract and Unexpired Lease Schedule; (c) a schedule of retained Causes of Action; (d) the identity of the New Board for Reorganized Horsehead; (e) the final definitive UPA; (f) the Banco Bilbao Note; and (g) the Warrant Agreement. Any reference to the Plan Supplement in the Plan shall include each of the documents identified above as (a) through (g). The Debtors, with the consent of the Requisite Plan Sponsors, shall have the right to amend the documents contained in the Plan Supplement through and including the Effective Date in accordance with Article IX hereof.

132. “Prepetition Indentures” means the Secured Notes Indenture, the Unsecured Notes Indenture and the Convertible Notes Indenture.

133. “Prepetition Indenture Trustees” means the Secured Notes Indenture Trustee, the Unsecured Notes Indenture Trustee and the Convertible Notes Indenture Trustee.

134. “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

135. “Pro Rata” means the proportion that an Allowed Claim in a particular Class bears to the aggregate amount of Allowed Claims in that Class, or the proportion that Allowed Claims in a particular Class bear to the aggregate amount of Allowed Claims in a particular Class and other Classes (or sub-Classes, as the case may be) entitled to share in the same recovery as such Allowed Claim under the Plan; provided, that, solely for purposes of this definition of Pro Rata as used in Article II.C hereof, the term Class shall also include a category for Holders of DIP Facility Claims.

136. “Professional” means any Entity: (a) retained in the Chapter 11 Cases pursuant to and in accordance with sections 327, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered and expenses incurred pursuant to sections 327, 328, 329, 330, 331, or 363 of the Bankruptcy Code; or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

137. “Professional Fee Claims” means all Claims for accrued fees and expenses (including success fees) for services rendered and expenses incurred by a Professional from the Petition Date through and including the Effective Date to the extent such fees and expenses have not been paid pursuant to an order of the Bankruptcy Court.

138. “Professional Fee Claims Estimate” means the amount of Professional Fee Claims that are estimated by each Professional retained by the Creditors’ Committee or the Debtors, as applicable, in good faith to be accrued but unpaid as of the Effective Date.

139. “Professional Fee Escrow” means an interest bearing escrow account to be funded on the Effective Date with Cash on hand in an amount equal to the Professional Fee Claims Estimate.

140. “Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

141. “Proof of Interest” means a proof of Interest Filed against any of the Debtors in the Chapter 11 Cases.

142. “Purchase Price” means a price per UPA Unit equal to $160,000,000 divided by the number of UPA Units.

143. “Quarterly Distribution Date” means the first Business Day after the end of each quarterly calendar period (i.e., March 31, June 30, September 30, and December 31 of each calendar year) occurring after the Effective Date.

144. “Reinstated” or “Reinstatement” means: (a) leaving unaltered the legal, equitable, and contractual rights to which a Claim entitles the Holder of such Claim so as to leave such Claim Unimpaired; or (b) notwithstanding any contractual provision or applicable law that entitles the Holder of a Claim to demand or receive accelerated payment of such Claim after the occurrence of a default: (i) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code or of a kind that section 365(b)(2) expressly does not require to be cured; (ii) reinstating the maturity (to the extent such maturity has not otherwise accrued by the passage of time) of such Claim as such maturity existed before such default; (iii) compensating the Holder of such Claim for any damages incurred as a result of any reasonable reliance by such Holder on such contractual provision or such applicable law; (iv) if such Claim arises from a failure to perform a nonmonetary obligation other than a default arising from failure to operate a nonresidential real property lease subject to section 365(b)(1)(A), compensating the Holder of such Claim (other than a Debtor or an insider (as defined in section 101(31) of the Bankruptcy Code)) for any actual pecuniary loss incurred by such Holder as a result of such failure; and (v) not otherwise altering the legal, equitable, or contractual rights to which such Claim entitles the Holder.

145. “Released Party” means, collectively, in each case solely in their capacity as such: (a) each Debtor, the Debtors’ Estates, and each Reorganized Debtor; (b) each of the Debtors’ current and former officers directors, and managers; (c) the DIP Lenders; (d) the DIP Agent; (e) the Convertible Notes Indenture Trustee (and its predecessors); (f) the Plan Sponsors; (g) the Secured Notes Indenture Trustee; (h) the Secured Notes Collateral Agent; (i) the Unsecured Notes Indenture Trustee (and its predecessors); (j) the Ad Hoc Group of Noteholders; (k) the Creditors’ Committee; (l) the Information Officer; (m) First American; (n) solely with respect to the Entities identified in subsections (a) and (b) herein, each of such Entities’ respective predecessors, successors and assigns, and respective current and former shareholders, Affiliates (including, with respect to the Debtors, Chestnut Ridge), subsidiaries, principals, employees, agents, officers, directors, managers, trustees, partners, members, professionals, representatives, advisors, attorneys, financial advisors, accountants, investment bankers, and consultants; and (o) solely with respect to the Entities identified in subsections (c) through (m) herein, each of such Entities’ respective agents, attorneys, representatives, principals, employees, officers, directors, managers and advisors; provided, however, that First American shall only become a Released Party upon the release of the Escrow Disbursement.

146. “Releasing Parties” means each of the following in its capacity as such: (a) all Holders of Claims who are deemed to accept the Plan; (b) each Debtor and Reorganized Debtor; (c) the Debtors’ current and former officers, directors, and managers; (d) the DIP Lenders; (e) the DIP Agent; (f) the Plan Sponsors; (g) the Secured Notes Indenture Trustee; (h) the Secured Notes Collateral Agent; (i) the Unsecured Notes Indenture Trustee; (j) the Convertible Notes Indenture Trustee; (k) the Ad Hoc Group of Noteholders; (l) the Creditors’ Committee; (m) the Information Officer; (n) First American; and (o) all other Holders of Claims who vote to accept the Plan and who do not opt out of the release provided by the Plan pursuant to a duly completed ballot submitted prior to the Voting Deadline; provided, however, that First American shall only become a Releasing Party upon the release of the Escrow Disbursement.

147. “Reorganized Debtors” means each of the Debtors, as reorganized pursuant to and under the Plan or any successor thereto, by merger, consolidation, or otherwise, on or after the Effective Date.

148. “Reorganized Horsehead Corporation” means reorganized Horsehead Corporation.

149. “Reorganized Horsehead” means reorganized Horsehead Holding LLC as converted to a Delaware limited liability company and as further reorganized pursuant to and under the Plan or any successor thereto, by merger, consolidation, or otherwise, on or after the Effective Date.

150. “Requisite Plan Sponsors” shall have the meaning set forth in the UPA.

151. “Restructuring Documents” means the Plan, the Disclosure Statement, the Plan Supplement, and the various agreements and other documentation formalizing the Plan.

152. “Restructuring Transactions” means one or more transactions pursuant to section 1123(a)(5)(D) of the Bankruptcy Code to occur on the Effective Date or as soon as reasonably practicable thereafter, that may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including: (a) the execution and delivery of appropriate agreements or other documents of merger, sale, consolidation, equity issuance, certificates of incorporation, certificates of conversion, certificates of formation, operating agreements, bylaws, or other documents containing terms that are consistent with or reasonably necessary to implement the terms of the Plan and that satisfy the requirements of applicable law; (b) the execution and delivery of appropriate instruments of sale, equity issuance, transfer, assignment, assumption, or delegation of any property, right, liability, duty, or obligation on terms consistent with the terms of the Plan; (c) the issuance of the New Common Equity, (d) the execution of the New Organizational Documents, (e) the vesting of the Debtors’ assets in the Reorganized Debtors, in each case in accordance with the Plan; (f) the Additional Capital Commitment; and (g) all other actions that either (x) the Debtors and the Requisite Plan Sponsors, or (y) Reorganized Horsehead, as applicable, determine are necessary or appropriate to implement the Plan.

153. “Schedules” means the schedules of assets and liabilities, schedules of Executory Contracts or Unexpired Leases, and statement of financial affairs Filed by the Debtors on March 17, 2016 pursuant to section 521 of the Bankruptcy Code and in substantial accordance with the Official Bankruptcy Forms, and the Bankruptcy Rules, as they may be or may have been amended, modified, or supplemented from time to time [Docket Nos. 303–312].

154. “Section 510(b) Claim” means any Claim against any Debtor: (a) arising from the rescission of a purchase or sale of a security of any Debtor or an affiliate of any Debtor; (b) for damages arising from the purchase or sale of such a security; (c) or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such a claim; provided that a Section 510(b) Claim shall not include any claims subject to subordination under section 510(b) of the Bankruptcy Code arising from or related to Existing Interests.

155. “Secured” means when referring to a Claim: (a) secured by a Lien on property in which the applicable Estate has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in such Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code; or (b) Allowed pursuant to the Plan as a Secured Claim.

156. “Secured Notes” means the 10.50% Senior Secured Notes due 2017 issued in the aggregate principal amount of $205,000,000 pursuant to the Secured Notes Indenture.

157. “Secured Notes Claim” means any Claim arising under or related to the Secured Notes, including but not limited to any deficiency Claim arising under or related to the Secured Notes and, notwithstanding anything herein to the contrary, any adequate protection Claim arising under the Final DIP Order (or any interim order related thereto).

158. “Secured Notes Collateral Agent” means U.S. Bank National Association, solely in its capacity as collateral agent for the Secured Notes under the Secured Notes Indenture.

159. “Secured Notes Collateral Agent Fees” shall mean any reasonable and documented fees, costs, expenses, disbursements and advances of the Secured Notes Collateral Agent and its professionals pursuant to the Secured Notes Indenture, including, without limitation, (a) any reasonable and documented fees, costs, expenses and disbursements of the Secured Notes Collateral Agent and its attorneys, advisors (including, without limitation, financial advisors), agents and other professionals and (b) any reasonable and documented fees, costs, or expenses for services performed by the Secured Notes Collateral Agent in connection with distributions made pursuant to this Plan, in each case, whether prior to, on or after the Petition Date, but prior to the Effective Date.

160. “Secured Notes Indenture” means that certain Indenture, dated as of July 26, 2012, by and among Horsehead Holding, as issuer, the subsidiary guarantors party thereto, and the Secured Notes Indenture Trustee, as amended, supplemented, or otherwise modified from time to time in accordance with its terms.

161. “Secured Notes Indenture Trustee” shall mean U.S. Bank National Association, solely in its capacity as indenture trustee under the Secured Notes Indenture, and any successors in such capacity.

162. “Secured Notes Indenture Trustee Fees” shall mean any reasonable and documented fees, costs, expenses, disbursements and advances of the Secured Notes Indenture Trustee and its professionals pursuant to the Secured Notes Indenture, including, without limitation, (a) any reasonable and documented fees, costs, expenses and disbursements of the Secured Notes Indenture Trustee and its attorneys, advisors (including, without limitation, financial advisors), agents and other professionals and (b) any reasonable and documented fees, costs, or expenses for services performed by the Secured Notes Indenture Trustee in connection with distributions made pursuant to this Plan, in each case, whether prior to, on or after the Petition Date, but prior to the Effective Date.

163. “Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a–77aa, together with the rules and regulations promulgated thereunder.

164. “Security” means a security as defined in section 2(a)(1) of the Securities Act.

165. “Third-Party Release” means the release provision set forth in Article VIII.D hereof.

166. “Unexpired Lease” means a lease to which one or more of the Debtors is a party that is subject to assumption or rejection under sections 365 or 1123 of the Bankruptcy Code.

167. “Unimpaired” means, with respect to a Class of Claims, a Class of Claims that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

168. “Unsecured Notes” means the 9.00% Senior Notes due 2017, issued in the aggregate principal amount of $40,000,000 pursuant to the Unsecured Notes Indenture.

169. “Unsecured Notes Claim” means any Claim arising under or related to the Unsecured Notes or the Unsecured Notes Indenture, and certain fees, costs, expenses, indemnities, and other charges under the Unsecured Notes or the Unsecured Notes Indenture for purposes of asserting a Charging Lien in favor of the Unsecured Notes Indenture Trustee.

170. “Unsecured Notes Indenture” means that certain Indenture, dated as of July 29, 2014, by and among Horsehead Holding, as issuer, the subsidiary guarantors party thereto, and the Unsecured Notes Indenture Trustee, as amended, supplemented, or otherwise modified from time to time in accordance with its terms.

171. “Unsecured Notes Indenture Trustee” shall mean Wilmington Trust, National Association, solely in its capacity as indenture trustee under the Unsecured Notes Indenture, and any successors in such capacity.

172. “Unsecured Notes Indenture Trustee Fees” shall mean any reasonable and documented fees, costs, expenses, disbursements and advances of the Unsecured Notes Indenture Trustee and its professionals pursuant to the Unsecured Notes Indenture through and including the Effective Date.

173. “UPA” means that certain Unit Purchase and Support Agreement, dated July 11, 2016, by and among the Debtors and the Plan Sponsors.

174. “UPA Units” means the New Common Equity to be issued pursuant to the UPA in an aggregate amount equal to 62.762% of the New Common Equity (representing 627,620 units) issued and outstanding on the Effective Date, subject to dilution only for any New Common Equity to be issued (a) pursuant to the Warrants, (b) pursuant to the MEIP and (c) on account of the Additional Capital Commitment at any time on or after the Effective Date.

175. “Unsecured” means, with respect to any Claim, any Claim that is not a Secured Claim.

176. “U.S. Trustee” means the United States Trustee for the District of Delaware.

177. “U.S. Trustee Fees” means fees arising under 28 U.S.C. § 1930(a)(6) and, to the extent applicable, accrued interest thereon arising under 31 U.S.C. § 3717.

178. “Voting Deadline” means August 19, 2016, at 4:00 p.m. (prevailing Eastern time).

179. “Voting Record Date” means July 7, 2016.

180. “Warrant Agreement” means that certain warrant agreement setting forth the full terms and conditions of the Warrants, the form of which will be negotiated in good faith between the Debtors, the Plan Sponsors and the Creditors’ Committee and included as part of the Plan Supplement.

181. “Warrants” means those certain warrants to acquire 70,213 units of the New Common Equity (which will be equal to six percent (6%) of the outstanding and reserved units of New Common Equity as of the Effective Date), which warrants (a) shall be exercisable, as of the Effective Date, at a price per unit equal to $737,500,000.00 divided by 1,170,213, (b) shall expire on the six (6) year anniversary of the Closing Date (as defined in the UPA), (c) shall be evidenced by the Warrant Agreement, and (d) shall be subject to dilution by any units of New Common Equity to be issued on account of the Additional Capital Commitment Units at any time on or after the Closing Date.

182. “Zochem” means Zochem Inc.

183. “Zochem General Unsecured Claim” means a General Unsecured Claim against Zochem.

B.	Rules of Interpretation

For purposes of the Plan: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (3) any reference herein to an existing document, schedule, or exhibit, whether or not Filed, having been Filed, or to be Filed shall mean that document, schedule, or exhibit, as it may thereafter be amended, modified, or supplemented in accordance with its respective terms and the terms hereof; (4) any reference to an Entity as a Holder of a Claim includes that Entity’s successors and assigns; (5) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto; (6) unless otherwise specified, the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (7) subject to the provisions of any contract, certificate of incorporation, by-law, instrument, release, or other agreement or document entered into in connection with the Plan, the rights and obligations arising pursuant to the Plan shall be governed by, and construed and enforced in accordance with the applicable federal law, including the Bankruptcy Code and Bankruptcy Rules; (8) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (9) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (10) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (11) all references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (12) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated; (13) references to “Proofs of Claim,” “Holders of Claims,” “Disputed Claims,” and the like shall include “Proofs of Interest,” “Holders of Interests,” “Disputed Interests,” and the like as applicable; and (14) any effectuating provisions may be interpreted by the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of the Plan all without further notice to or action, order, or approval of the Bankruptcy Court, the Canadian Court or any other Entity. References in the Plan to the Debtors shall mean the Debtors, prior to and on the Effective Date, and the Reorganized Debtors after the Effective Date.

C.	Computation of Time

The provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day.

D.	Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of Delaware, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of the Plan, and any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control).

E.	Reference to Monetary Figures

All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided.

ARTICLE II.

ADMINISTRATIVE CLAIMS AND PRIORITY TAX CLAIMS

A.	Administrative Claims and Professional Fee Claims

Other than with respect to the DIP Facility Claims, and unless otherwise agreed to by the Holder of an Allowed Administrative Claim or an Allowed Professional Fee Claim, and the Debtors or the Reorganized Debtors,

as applicable, to the extent an Allowed Administrative Claim or an Allowed Professional Fee Claim has not already been paid in full or otherwise satisfied during the Chapter 11 Cases, each Holder of an Allowed Administrative Claim and/or an Allowed Professional Fee Claim will receive, in full and final satisfaction of its Allowed Administrative Claim and/or Allowed Professional Fee Claim, Cash equal to the amount of the unpaid portion of such Allowed Administrative Claim and/or Allowed Professional Fee Claim either: (1) if such Administrative Claim and/or Allowed Professional Fee Claim is Allowed as of the Effective Date, no later than thirty (30) days after the Effective Date or as soon as reasonably practicable thereafter; (2) if the Administrative Claim and/or Professional Fee Claim is not Allowed as of the Effective Date, no later than thirty (30) days after the date on which an order of the Bankruptcy Court Allowing such Administrative Claim and/or Professional Fee Claim becomes a Final Order, or as soon thereafter as reasonably practicable thereafter; or (3) if the Allowed Administrative Claim and/or Allowed Professional Fee Claim is based on liabilities incurred by the Debtors’ Estates in the ordinary course of their business after the Petition Date, pursuant to the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim and/or Allowed Professional Fee Claim, without any further action by the Holder of such Allowed Administrative Claim and/or Allowed Professional Fee Claim.

Except as otherwise provided by a Final Order previously entered by the Bankruptcy Court (including the OCP Order) or as provided by Article II.B or Article II.C hereof, unless previously Filed, requests for payment of Administrative Claims must be Filed and served on the Debtors no later than the Administrative Claims Bar Date, which shall be the later of (a) the deadline established by the Bankruptcy Court pursuant to the Claims Bar Date Order and (b) the first Business Day that is forty-five (45) days following the Effective Date; provided, that, the Administrative Claims Bar Date shall not apply to claims entitled to administrative priority that arise on or after the Petition Date in the ordinary course of the Debtors’ businesses. Holders of Administrative Claims that are required to File and serve a request for payment of such Administrative Claims that do not file and serve such a request by the Administrative Claims Bar Date shall be forever barred, estopped, and enjoined from asserting such Administrative Claims against the Debtors or their property, and such Administrative Claims shall be deemed discharged as of the Effective Date. Objections to such requests must be Filed and served on the requesting party by the Administrative Claims Objection Bar Date.

B.	Professional Compensation

1. Final Fee Applications

All final requests for payment of Professional Fee Claims must be filed with the Bankruptcy Court and served on the Debtors (or the Reorganized Debtors) no later than the first Business Day that is sixty (60) days after the Effective Date. After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and any prior orders of the Bankruptcy Court in the Chapter 11 Cases, the Allowed amounts of such Professional Fee Claims shall be determined by the Bankruptcy Court.

2. Professional Fee Escrow

If the Professional Fee Claims Estimate is greater than zero, as soon as reasonably practicable after the Confirmation Date and no later than the Effective Date, the Debtors shall establish and fund the Professional Fee Escrow. The Debtors shall fund the Professional Fee Escrow with Cash equal to the Professional Fee Claims Estimate. Funds held in the Professional Fee Escrow shall not be considered property of the Debtors’ Estates or property of the Reorganized Debtors, but shall revert to the Reorganized Debtors only after all Professional Fee Claims allowed by the Bankruptcy Court have been irrevocably paid in full. The Professional Fee Escrow shall be held in trust for Professionals retained by the Creditors’ Committee or the Debtors and for no other parties until all Professional Fee Claims Allowed by the Bankruptcy Court have been paid in full. Professional Fees owing to the applicable Professionals shall be paid in Cash to such Professionals from funds held in the Professional Fee Escrow when such Claims are Allowed by an order of the Bankruptcy Court; provided, that obligations with respect to Professional Fee Claims shall not be limited nor deemed limited to the balance of funds held in the Professional Fee Escrow. No Liens, claims, or interests shall encumber the Professional Fee Escrow in any way.

3. Post-Effective Date Fees and Expenses

Except as otherwise specifically provided in the Plan, on and after the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court or the Canadian Court, pay in Cash the reasonable legal, professional, or other fees and expenses related to implementation of the Plan and Consummation incurred by the Debtors or the Reorganized Debtors, as applicable. Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code or the Interim Compensation Order in seeking retention for services rendered after such date shall terminate, and the Debtors or the Reorganized Debtors, as applicable, may employ any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court or the Canadian Court.

C.	DIP Facility Claims

Except to the extent that a Holder of an Allowed DIP Facility Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, each Allowed DIP Facility Claim, each such Allowed DIP Facility Claim shall be paid in full, in Cash, by the Debtors on the Effective Date.

D.	Priority Tax Claims

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.

ARTICLE III.

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A.	Classification of Claims and Interests

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Professional Fee Claims, DIP Facility Claims, and Priority Tax Claims have not been classified and are thus excluded from the Classes of Claims and Interests set forth in this Article III. All Claims and Interests, other than Administrative Claims, Professional Fee Claims, DIP Facility Claims, and Priority Tax Claims are classified in the Classes set forth in this Article III for all purposes, including voting, Confirmation, and distributions pursuant to the Plan and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or Interest is classified in a particular Class only to the extent that such Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of such Claim or Interest qualifies within the description of such other Classes. A Claim also is classified in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim is an Allowed Claim in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

1. Class Identification

The classification of Claims and Interests against each Debtor (as applicable) pursuant to the Plan is as set forth below. The Plan shall apply as a separate Plan for each of the Debtors, and the classification of Claims and Interests set forth herein shall apply separately to each of the Debtors. All of the potential Classes for the Debtors are set forth herein. Certain of the Debtors may not have Holders of Claims or Interests in a particular Class or Classes, and such Claims shall be treated as set forth in Article III.D hereof. For all purposes under the Plan, each Class will contain sub-Classes for each of the Debtors (i.e., there will be thirteen (13) Classes for each Debtor); provided, that, (w) Class 3, Class 4, Class 5, and Class 8B shall be vacant for Zochem; (x) Class 7 shall be vacant for each Debtor other than Horsehead Holding and Horsehead Corporation; (y) Class 6 shall be vacant for each Debtor other than Horsehead Holding; and (z) Class 11 shall be vacant for Horsehead Holding.

Class	Applicable Entities	Claims and Interests	Status	Voting Rights
Class 1	Each Debtor	Other Secured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 2	Each Debtor	Other Priority Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 3	Each Debtor other than Zochem	Macquarie Credit Agreement Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 4	Each Debtor other than Zochem	Secured Notes Claims	Impaired	Entitled to Vote
Class 5	Each Debtor other than Zochem	Unsecured Notes Claims	Impaired	Entitled to Vote
Class 6	Horsehead Holding	Convertible Notes Claims	Impaired	Entitled to Vote
Class 7	Horsehead Holding and Horsehead Corporation	Banco Bilbao Credit Agreement Claims	Impaired	Entitled to Vote
Class 8A	Zochem	Zochem General Unsecured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 8B	Each Debtor other than Zochem	Other General Unsecured Claims	Impaired	Entitled to Vote
Class 9	Each Debtor	Intercompany Claims	Impaired	Not Entitled to Vote (Deemed to Reject)
Class 10	Each Debtor	Section 510(b) Claims	Impaired	Not Entitled to Vote (Deemed to Reject)
Class 11	Each Debtor other than Horsehead Holding	Intercompany Interests	Impaired	Not Entitled to Vote (Deemed to Reject)
Class 12	Each Debtor	Existing Interests	Impaired	Not Entitled to Vote (Deemed to Reject)

B.	Treatment of Claims and Interests

1. Class 1 - Other Secured Claims

(a)	Classification: Class 1 consists of all Allowed Other Secured Claims.

(b)	Treatment: Except to the extent that a Holder of an Allowed Other Secured Claim agrees to a less favorable treatment of its Allowed Other Secured Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Other Secured Claim, each such Holder thereof shall receive, at the option of the Reorganized Debtors, either:

(i)	payment in full in cash of such Holder’s Allowed Other Secured Claim;

(ii)	Reinstatement of such Holder’s Allowed Other Secured Claim;

(iii)	the Debtors’ interest in the collateral securing such Allowed Other Secured Claim; or

(iv)	such other treatment rendering such Holder’s Allowed Other Secured Claim Unimpaired.

(c)	Voting: Class 1 is Unimpaired under the Plan. Holders of Other Secured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

2. Class 2 - Other Priority Claims

(a)	Classification: Class 2 consists of all Allowed Other Priority Claims.

(b)	Treatment: Except to the extent that a Holder of an Allowed Other Priority Claim agrees to a less favorable treatment of its Allowed Other Priority Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Other Priority Claim, each such Holder thereof shall receive, at the option of the Reorganized Debtors, either:

(i)	payment in full in cash of such Holder’s Allowed Other Priority Claim; or

(ii)	such other treatment rendering such Holder’s Allowed Other Priority Claim Unimpaired.

(c)	Voting: Class 2 is Unimpaired under the Plan. Holders of Other Priority Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

3. Class 3 - Macquarie Credit Agreement Claims

(a)	Classification: Class 3 consists of all Allowed Macquarie Credit Agreement Claims for all applicable Debtors. For the avoidance of doubt, all Allowed Macquarie Credit Agreement Claims shall subject to the terms and conditions of the Macquarie Credit Agreement Stipulation.

(b)	Treatment: Except to the extent that a Holder of an Allowed Macquarie Credit Agreement Claim agrees to a less favorable treatment of its Allowed Macquarie Credit Agreement Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Macquarie Credit Agreement Claim, each such Holder thereof shall receive payment in full in cash of such Holder’s Allowed Macquarie Credit Agreement Claim.

(c)	Voting: Class 3 is Unimpaired under the Plan. Holders of Allowed Macquarie Credit Agreement Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

4. Class 4 - Secured Notes Claims

(a)	Classification: Class 4 consists of all Allowed Secured Notes Claims for all applicable Debtors.

(b)	Allowance: The Secured Notes Claims are Allowed in the amount of $205,000,000 on account of unpaid principal, plus interest, fees and other expenses, arising under or in connection with the Secured Notes Claims.

(c)	Treatment: Except to the extent that a Holder of an Allowed Secured Notes Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Secured Notes Claim, each Holder thereof shall receive such Holder’s Pro Rata share of (i) 93.29% of the New Common Equity (representing 347,380 units), subject to dilution only for the UPA Units and any New Common Equity to be issued (a) pursuant to the Warrants, (b) pursuant to the MEIP and (c) in connection with the Additional Capital Commitment, without reduction on account of Secured Notes Indenture Trustee Fees so long as such fees are paid in accordance with Article XII.D hereof.

Notwithstanding anything to the contrary in the Plan, no Holder of an Allowed Secured Notes Claim shall be entitled to receive any distribution from or share in the General Unsecured Creditor Cash Pool on account of any deficiency Claim or otherwise.

(d)	Voting: Class 4 is Impaired under the Plan. Holders of Allowed Secured Notes Claims are entitled to vote to accept or reject the Plan.

5. Class 5 - Unsecured Notes Claims

(a)	Classification: Class 5 consists of all Allowed Unsecured Notes Claims for all applicable Debtors.

(b)	Allowance: The Unsecured Notes Claims are Allowed in the amount of $40,000,000 on account of unpaid principal, plus interest through the Petition Date, and fees and other expenses, arising under or in connection with the Unsecured Notes Claims.

(c)	Treatment: Except to the extent that a Holder of an Allowed Unsecured Notes Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Unsecured Notes Claim, each Holder of Allowed Unsecured Notes Claims shall receive such Holder’s Pro Rata portion of 6.71% of New Common Equity (representing 25,000 units), subject to dilution only for the UPA Units and any New Common Equity to be issued (a) pursuant to the Warrants, (b) pursuant to the MEIP and (c) in connection with the Additional Capital Commitment without reduction on account of Unsecured Notes Indenture Trustee Fees so long as such Unsecured Notes Indenture Trustee Fees are paid in accordance with Article XII.D hereof.

(d)	Voting: Class 5 is Impaired under the Plan. Holders of Allowed Unsecured Notes Claims are entitled to vote to accept or reject the Plan.

6. Class 6 - Convertible Notes Claims

(a)	Classification: Class 6 consists of all Allowed Convertible Notes Claims.

(b)	Allowance: The Convertible Notes Claims are Allowed in the amount of $100,000,000 on account of unpaid principal, plus interest through the Petition Date, and fees and other expenses, arising under or in connection with the Convertible Notes Claims.

(c)	Treatment: Except to the extent that a Holder of an Allowed Convertible Notes Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Convertible Notes Claim each Holder thereof shall receive such Holder’s Pro Rata share of the Warrants without reduction on account of Convertible Notes Indenture Trustee Fees so long as such Convertible Notes Indenture Trustee Fees are paid in accordance with Article XII.D hereof.

(d)	Voting: Class 6 is Impaired under the Plan. Holders of Convertible Notes Claims are entitled to vote to accept or reject the Plan.

7. Class 7 - Banco Bilbao Credit Agreement Claims

(a)	Classification: Class 7 consists of all Allowed Banco Bilbao Credit Agreement Claims for all applicable Debtors.

(b)	Treatment: Except to the extent that a Holder of an Allowed Banco Bilbao Credit Agreement Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Banco Bilbao Credit Agreement Claim, each Holder of an Allowed Banco Bilbao Credit Agreement Claim shall receive such Holders’ Pro Rata share of the Banco Bilbao Note.

(c)	Voting: Class 7 is Impaired under the Plan. Holders of Allowed Banco Bilbao Credit Agreement Claims are entitled to vote to accept or reject the Plan.

8. Class 8A - Zochem General Unsecured Claims

(a)	Classification: Class 8A consists of all Allowed Zochem General Unsecured Claims.

(b)	Treatment: Except to the extent that a Holder of an Allowed Zochem General Unsecured Claim agrees to a less favorable treatment of its Allowed Zochem General Unsecured Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Zochem General Unsecured Claim, each such Allowed Zochem General Unsecured Claim shall be Reinstated; provided that that all Allowed Zochem General Unsecured Claims shall be paid in full in Cash no later than 45 days after the Effective Date.

(c)	Voting: Class 8A is Unimpaired under the Plan. Holders of Allowed Zochem General Unsecured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

9. Class 8B - Other General Unsecured Claims

(a)	Classification: Class 8B consists of all Allowed Other General Unsecured Claims.

(b)	Treatment: Except to the extent that a Holder of an Allowed Other General Unsecured Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Other General Unsecured Claim, each such Holder thereof shall receive such Holder’s Pro Rata share of Cash in the amount of $11,875,000 as allocated on a Debtor-by-Debtor basis in accordance with Exhibit A to the Plan.

(c)	Voting: Class 8B is Impaired under the Plan. Holders of Allowed Other General Unsecured Claims are entitled to vote to accept or reject the Plan.

10. Class 9 - Section 510(b) Claims

(a)	Classification: Class 9 consists of all Allowed Section 510(b) Claims.

(b)	Treatment: Section 510(b) Claims will be canceled, released, discharged, and extinguished as of the Effective Date, and will be of no further force or effect, and Holders of Section 510(b) Claims will not receive any distribution on account of such Section 510(b) Claims.

(c)	Voting: Class 9 is Impaired under the Plan. Holders of Section 510(b) Claims are conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

11. Class 10 - Intercompany Claims

(a)	Classification: Class 10 consists of all Allowed Intercompany Claims.

(b)	Treatment: Intercompany Claims shall be, at the option of the Reorganized Debtors, either:

(i)	Reinstated as of the Effective Date; or

(ii)	cancelled without any distribution on account of such Claims.

(c)	Voting: Class 10 is Impaired under the Plan. Holders of Intercompany Claims are conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

12. Class 11 - Intercompany Interests

(a)	Classification: Class 11 consists of all Allowed Intercompany Interests.

(b)	Treatment: Intercompany Interests shall be, at the option of the Reorganized Debtors, either:

(i)	Reinstated as of the Effective Date; or

(ii)	cancelled without any distribution on account of such Interests.

(c)	Voting: Class 11 is Impaired under the Plan. Holders of Intercompany Interests are conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

13. Class 12 - Existing Interests

(a)	Classification: Class 12 consists of all Allowed Existing Interests.

(b)	Treatment: On the Effective Date, all Existing Interests shall be cancelled without any distribution on account of such Interests.

(c)	Voting: Class 12 is Impaired under the Plan. Holders of Existing Interests are conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

C.	Special Provision Governing Unimpaired Claims

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ rights in respect of any Unimpaired Claims, including all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claims.

D.	Elimination of Vacant Classes

Any Class of Claims that does not have a Holder eligible to vote as of the Voting Deadline (as such date may be extended in accordance with the solicitation procedures approved pursuant to the Disclosure Statement Order) shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

E.	Voting Classes; Presumed Acceptance by Non-Voting Classes

If a Class contains Holders of Claims eligible to vote and no Holders of Claims eligible to vote in such Class vote to accept or reject the Plan, the Plan shall be presumed accepted by the Holders of such Claims in such Class.

F.	Intercompany Interests and Intercompany Claims

To the extent Reinstated under the Plan, distributions on account of Intercompany Interests or Intercompany Claims are not being received by holders of such Intercompany Interests or Intercompany Claims on account of their Intercompany Interests or Intercompany Claims but for the purposes of administrative convenience. For the avoidance of doubt, to the extent Reinstated pursuant to the Plan, on and after the Effective Date, all Intercompany Interests shall continue to be owned by the same Reorganized Debtor that corresponds with the Debtor that owned such Intercompany Interests prior to the Effective Date.

G.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by at least one Impaired Class of Claims. The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims. The Debtors reserve the right to modify the Plan in accordance with Article X hereof to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims to render such Class of Claims Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules.

ARTICLE IV.

MEANS FOR IMPLEMENTATION OF THE PLAN

A.	Overview of Settlements in Connection with the Plan

Pursuant to section 1123(b) of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration of the distributions and other benefits provided under the Plan, the Plan constitutes a request for the Bankruptcy Court to authorize and approve, among other things, the Creditors’ Committee Settlement as implemented herein. Distributions to be made to Holders of (1) Unsecured Notes Claims, (2) Convertible Notes Claims, (3) Banco Bilbao Credit Agreement Claims and (4) Other General Unsecured Claims pursuant to the Plan shall be made on account of and in consideration of, among other things, the Creditors’ Committee Settlement, pursuant to which, on the Effective Date of the Plan, the Creditors’ Committee shall release the Creditors’ Committee Standing Motion Claims. The Creditors’ Committee Settlement also includes, among other things, the First American Payment, which payment shall be used to fund, in part, the Cash payment being made to Holders of Other General Unsecured Claims pursuant to this Plan. Entry of the Confirmation order shall confirm (a) the Bankruptcy Court’s approval, as of the Effective Date, of the Plan and all components of the Creditors’ Committee Settlement and (b) the Bankruptcy Court’s finding that the Creditors’ Committee Settlement is (x) in the best interest of the Debtors, their respective Estates and the Holders of Claims and (y) fair, equitable and reasonable.

B.	No Substantive Consolidation

The Plan is being proposed as a joint plan of reorganization of the Debtors for administrative purposes only and constitutes a separate chapter 11 plan of reorganization for each Debtor. The Plan is not premised upon the substantive consolidation of the Debtors with respect to the Classes of Claims or Interests set forth in the Plan.

C.	Restructuring Transactions

On the Effective Date or as soon as reasonably practicable thereafter, the Debtors, with the consent of the Requisite Plan Sponsors, may take all actions as may be necessary or appropriate to effectuate any transaction described in, approved by, contemplated by, or necessary to effectuate the Restructuring Transactions under and in connection with the Plan. Such actions shall include:

•	All Existing Interests in Horsehead Holding shall be cancelled as of the Effective Date.

•	On the Effective Date, Horsehead Holding shall be converted from a Delaware corporation to a Delaware limited liability company that will elect to be taxed as a corporation for U.S. federal income tax purposes. For U.S. federal income tax purposes, the conversion of Horsehead Holding is intended to be treated as a reorganization under Section 368(a)(1)(F) of the Internal Revenue Code.

•	Following such conversion of Horsehead Holding to a Delaware limited liability company on the Effective Date, Horsehead Holding shall issue the New Common Equity in accordance with the terms of the Plan directly to those holders of Claims entitled to receive New Common Equity, and Horsehead Holding shall become the Reorganized Horsehead, each other Debtor’s ultimate parent company, upon Consummation.

•	On the Effective Date, Reorganized Horsehead shall issue New Common Equity (1) Holders of Secured Notes Claims and Unsecured Notes Claims; and (2) to the applicable Plan Sponsors pursuant to the Plan and the UPA.

•	On the Effective Date, the Additional Capital Commitment Participants and Reorganized Horsehead shall be bound by the purchase obligation and issuance obligations, respectively, with respect to the Additional Capital Commitment Units, in each case, pursuant to the terms of the UPA.

•	On the Effective Date, the New Limited Liability Company Agreement shall be adopted by Reorganized Horsehead and shall be deemed to be valid, binding and enforceable in accordance with its terms, and each holder of New Common Equity shall be fully bound thereby in all respects. Each party receiving New Common Equity shall not be required to execute the New Limited Liability Company Agreement before receiving its respective distributions of New Common Equity under the Plan, including any New Common Equity issued pursuant to the UPA. Any such party who does not execute the New Limited Liability Company Agreement shall be automatically deemed to have accepted the terms of the New Limited Liability Company Agreement (in its capacity as a member of Reorganized Horsehead) and to be a party thereto without further action.

The Restructuring Transactions may include one or more additional actions, including one or more inter-company mergers, consolidations, amalgamations, arrangements, continuances, restructurings, conversions, dissolutions, transfers, assignments, liquidations, or other corporate transactions as may be determined by the Debtors to be necessary. The actions to implement the Restructuring Transactions may include: (1) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable law and any other terms to which the applicable Entities may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable Entities agree; (3) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution pursuant to applicable state or provincial law; and (4) all other actions that the applicable Entities, with the consent of the Requisite Plan Sponsors, determine to be necessary, including making filings or recordings that may be required by applicable law in connection with the Plan.

D.	Sources of Consideration

The Reorganized Debtors shall fund distributions and satisfy applicable Allowed Claims under the Plan with (i) Cash on hand, including Cash from operations, (ii) the New Common Equity, (iii) Cash proceeds from the purchase of New Common Equity pursuant to the UPA, (iv) the Warrants, and (v) the First American Payment.

E.	UPA and the Additional Capital Commitment

Prior to the Effective Date, pursuant to the terms of the UPA, the Eligible Holders shall have the right to elect to commit to purchase Additional Capital Commitment Units and consequently participate in the Additional Capital Commitment. Such Additional Capital Commitment Units, an Eligible Holder’s right to elect to purchase such Additional Capital Commitment Units and consequently participate in the Additional Capital Commitment, and Reorganized Horsehead’s obligations to elect to exercise such Additional Capital Commitment and issue such Additional Capital Commitment Units are, in each case, subject to the terms and conditions of the UPA.

F.	Issuance of New Common Equity

Upon the Effective Date, all equity interests of Horsehead Holding shall be cancelled and Reorganized Horsehead shall issue the New Common Equity, as set forth under the Plan (including the UPA Units to the Plan Sponsors). Reorganized Horsehead shall ensure it has sufficient available New Common Equity in order to issue the Additional Capital Commitment Units to the Additional Capital Commitment Participants pursuant to the terms of the UPA. On the Effective Date, the Reorganized Debtors shall issue all securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Plan.

Each unit of the New Common Equity issued pursuant to the Plan shall be validly issued, fully paid, and non-assessable. The New Limited Liability Company Agreement and any other New Organizational Documents shall be adopted on the Effective Date and shall be deemed to be valid, binding and enforceable in accordance with its terms, and each holder of New Common Equity shall be fully bound thereby in all respects.

G.	Funding of General Unsecured Creditor Cash Account

The General Unsecured Creditor Cash Pool shall be transferred by the Reorganized Debtors on or before the Effective Date into the General Unsecured Creditor Cash Account and, subject to Article VI.H hereof, utilized by the Reorganized Debtors solely for distributions to Holders of Allowed Claims in Class 8B in accordance with the Plan. No costs incurred by the Reorganized Debtors shall be paid from the General Unsecured Creditor Cash Account, whether such costs relate to implementation of the Plan or otherwise, and the Reorganized Debtors shall not grant control over, or a security interest in, the General Unsecured Creditor Cash Account to any party.

H.	Continued Corporate Existence.

The Reorganized Debtors shall adopt the New Organizational Documents. The Reorganized Debtors shall be authorized to adopt any other agreements, documents, and instruments and to take any other actions contemplated under the Plan as necessary or appropriate to consummate the Plan.

I.	Vesting of Assets in the Reorganized Debtors.

Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated in the Plan, on the Effective Date, all property in each Estate, all Causes of Action (unless otherwise released or discharged pursuant to the Plan), and any property acquired by any of the Debtors pursuant to the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances. On and after the Effective Date, except as otherwise provided in the Plan, the Reorganized Debtors may operate their business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court or the Canadian Court and free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules or the CCAA.

J.	New Organizational Documents.

Each of the Reorganized Debtors will file its applicable New Organizational Documents, including the certificate of conversion and certificate of formation for Reorganized Horsehead, with the applicable Secretaries of State and/or other applicable authorities in its respective state, province, or country of incorporation or formation in accordance with the corporate laws of the respective state, province, or country of incorporation. Pursuant to section 1123(a)(6) of the Bankruptcy Code, the New Organizational Documents will prohibit the issuance of nonvoting equity securities. After the Effective Date, the Reorganized Debtors may amend and restate their respective New Organizational Documents and other constituent documents as permitted by the laws of their respective state, province, or country of incorporation and their respective New Organizational Documents.

K.	Directors, Managers, and Officers of the Reorganized Debtors.

As of the Effective Date, the officers and members of the board of directors and board of managers of the Reorganized Debtors shall be appointed in accordance with the respective New Organizational Documents. To the extent any such director, manager, or officer of the Reorganized Debtors is an “insider” under the Bankruptcy Code, the Debtors also will disclose the nature of any compensation to be paid to such director or officer in the Plan Supplement. Each such director, manager, and officer shall serve from and after the Effective Date pursuant to the terms of the New Organizational Documents and other constituent documents of the Reorganized Debtors.

L.	Registration Exemptions.

Subject to the below, pursuant to section 1145 of the Bankruptcy Code, the offering, issuance, and distribution of (1) the New Common Equity issued to Holders of Secured Notes Claims and Unsecured Notes Claims, (2) the Warrants issued to Holders of Convertible Notes Claims, (3) the New Common Equity issued upon exercise of the Warrants or any other security obtainable upon exercise of the Warrants pursuant to their terms, and (4) the Banco Bilbao Note to Holders of Banco Bilbao Credit Agreement Claims (collectively, the “Section 1145 Securities”), as contemplated by the Plan shall be exempt from, among other things, the registration requirements of Section 5 of the Securities Act, and any other applicable United States, state, or local law requiring registration prior to the offering, issuance, distribution, or sale of securities and shall be exempt from the registration and prospectus requirements of applicable Canadian securities laws and regulations. Such Section 1145 Securities will not be “restricted securities” (as defined in Rule 144(a)(3) under the Securities Act) and will be freely tradable and transferable by any initial recipient thereof that (x) is not an “affiliate” of the Reorganized Debtors (as defined in Rule 144(a)(1) under the Securities Act), (y) has not been such an “affiliate” within 90 days of such transfer, and (z) is not an entity that is an “underwriter” as defined in section 1145(b) of the Bankruptcy Code. Under Canadian securities laws and regulations, the Section 1145 Securities will be subject to statutory restrictions upon resale in Canada and may only be resold pursuant to an applicable statutory exemption or discretionary order.

Should the Reorganized Debtors elect on or after the Effective Date to reflect any ownership of the Section 1145 Securities through the facilities of The Depository Trust Company (“DTC”), the Reorganized Debtors need not provide any further evidence other than the Plan or the Confirmation Order with respect to the treatment of such New Common Equity under applicable securities laws. If applicable, the DTC shall be required to accept and conclusively rely upon the Plan and Confirmation Order in lieu of a legal opinion regarding whether such Section 1145 Securities are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services. Notwithstanding anything to the contrary in the Plan, no Entity (including, for the avoidance of doubt, the DTC) may require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether such Section 1145 Securities are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

Pursuant to Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder, the offering, issuance, and distribution of the New Common Equity issued to the Plan Sponsors and the Additional Capital Commitment Units issued to the Additional Capital Commitment Participants, in each case, pursuant to the terms of the UPA, shall be exempt from, among other things, the registration requirements of Section 5 of the Securities Act and any other applicable United States, state, or local law requiring registration prior to the offering, issuance, distribution, or sale of Securities and shall be exempt from the registration and prospectus requirements of applicable Canadian securities laws and regulations. Such Securities will be “restricted securities” (as defined in Rule 144(a)(3) under the Securities Act) subject to resale restrictions and may be resold, exchanged, assigned or otherwise transferred only pursuant to registration, or an applicable exemption from registration under the Securities Act and other applicable law. Under Canadian securities laws and regulations, these securities will be subject to statutory restrictions upon resale in Canada and may only be resold pursuant to an applicable statutory exemption or discretionary order.

M.	General Settlement of Claims

As discussed in detail in the Disclosure Statement and as otherwise provided herein, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims, Interests, Causes of Action, and controversies resolved pursuant to the Plan, including the controversies resolved by the global settlement between the Debtors, the Creditors’ Committee and the Ad Hoc Group of Noteholders as described in the Disclosure Statement and pursuant to Article IV.A hereof. All distributions made to Holders of Allowed Claims in any Class are intended to be and shall be final.

N.	Intercompany Account Settlement

The Reorganized Debtors will be entitled to transfer funds between and among themselves as they determine to be necessary to enable the Reorganized Debtors to satisfy their obligations under the Plan. Except as set forth herein, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Debtors’ historical intercompany account settlement practices and will not violate the terms of the Plan.

O.	Cancellation of Existing Securities and Agreements

On the Effective Date, except to the extent otherwise provided in the Plan, and except with respect to the indemnification obligations set forth in Section 9.05 of the DIP Credit Agreement, all notes, instruments, certificates, and other documents evidencing Claims or Interests, and the Secured Notes Indenture, the Unsecured Notes Indenture, and the Convertible Notes Indenture, shall be deemed cancelled and surrendered without any need for a Holder to take further action with respect to any note(s) or security, the obligations of the Debtors thereunder or in any way related thereto shall be deemed satisfied in full and discharged, and the Secured Notes Indenture Trustee, the Secured Notes Collateral Agent, the Unsecured Notes Indenture Trustee, and the Convertible Notes Indenture Trustee shall have no further obligations or duties thereunder; provided, however, that notwithstanding Confirmation or Consummation, any such agreement that governs the rights of the Holder of a Claim shall continue in effect solely for purposes of (1) allowing Holders to receive distributions under the Plan and (2) allowing Holders of Claims to retain their respective rights and obligations vis-à-vis other Holders of Claims pursuant to the applicable loan documents; provided, further, however, that the preceding proviso shall not affect the discharge of Claims pursuant to the Bankruptcy Code, the Confirmation Order, the Confirmation Recognition Order, or the Plan or affect any of the release, third-party release, Exculpation or injunction provisions contained in Article VIII of this Plan, or result in any expense or liability to the Reorganized Debtors, as applicable; provided, further, that the foregoing shall not affect the issuance of units issued pursuant to the Restructuring Transactions nor any other units held by one Debtor in the capital of another Debtor; provided, further, that each of the Unsecured Notes Indenture and the Convertible Notes Indenture shall continue in effect against the Debtors solely for the purposes of (a) preserving any rights of the Unsecured Notes Indenture Trustee and the Convertible Notes Indenture Trustee, as applicable, to indemnification or contribution from, respectively, Holders of Unsecured Notes or Convertible Notes under the Unsecured Notes Indenture or the Convertible Notes Indenture or any direction provided by Holders of the Unsecured Notes or Convertible Notes under the Unsecured Notes Indenture of the Convertible Notes Indenture, as applicable, (b) permitting the Unsecured Notes Indenture Trustee and the Convertible Notes Indenture Trustee to maintain or assert any right or Charging Lien each may have against distributions pursuant to the terms of the Unsecured Notes Indenture or the Convertible Notes Indenture, as applicable, to recover unpaid fees and expenses (including the fees and expenses of its counsel, agents, and advisors) of the Unsecured Notes Indenture Trustee and the Convertible Notes Indenture Trustee to the extent payable pursuant to Article XII.D hereof, unless paid pursuant to Article XII.D hereof; (c) enforcing any rights and remedies as between Holders of Unsecured Notes or Convertible Notes thereunder or as between any Holder of Unsecured Notes and the Unsecured Notes Indenture Trustee or as between any Holder of Convertible Notes and the Convertible Notes Indenture Trustee; and (d) the payment of reasonable and documented fees and expenses incurred by the Unsecured Notes Indenture Trustee and the Convertible Notes Indenture Trustee to the extent payable pursuant to Article XII.D hereof, unless paid pursuant to Article XII.D hereof.

P.	Corporate Action

Upon the Effective Date, all actions contemplated under the Plan shall be deemed authorized and approved in all respects, and, to the extent taken prior to the Effective Date, ratified without any requirement for further action by Holders of Claims or Interests, directors, managers, or officers of the Debtors, or any other Entity or Person, including, without limitation: (1) adoption or assumption, as applicable, of the agreements with existing management; (2) rejection or assumption, as applicable, of Executory Contracts and Unexpired Leases; (3) selection of the managers and officers for the Debtors; (4) the distribution of the New Common Equity as provided herein; (5) implementation of the Restructuring Transactions; and (6) all other acts or actions contemplated, or reasonably necessary or appropriate to properly consummate the transactions contemplated by the Plan (whether to occur before, on, or after the Effective Date). All matters provided for in the Plan involving the corporate structure of the Debtors, and any corporate action required by the Debtors in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, directors, managers, authorized persons, or officers of the Debtors.

On or (as applicable) prior to the Effective Date, the appropriate officers, managers, or authorized persons of the Debtors (including any president, vice-president, chief executive officer, treasurer, general counsel, or chief financial officer thereof), shall be authorized and (as applicable) directed to issue, execute, and deliver the agreements, documents, securities, certificates of formation, bylaws, operating agreements, and instruments contemplated under the Plan (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of the Debtors, including the New Common Equity, and any and all other agreements, documents, securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by this Article IV.P shall be effective notwithstanding any requirements under non-bankruptcy law.

Q.	Effectuating Documents; Further Transactions

On and after the Effective Date, the Debtors and the managers, officers, authorized persons, and members of the boards of managers thereof, are authorized to and may issue, execute, deliver, file, or record such contracts, securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, the New Organizational Documents, and any securities issued pursuant to the Plan in the name of and on behalf of the Debtors, without the need for any approvals, authorization, or consents except for those expressly required pursuant to the Plan.

R.	Section 1146 Exemption

Pursuant to, and to the fullest extent permitted by, section 1146 of the Bankruptcy Code, any transfers of property pursuant hereto or pursuant to the Plan shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, sales and use tax, mortgage recording tax, or other similar tax or governmental assessment, and the Confirmation Order shall direct and shall be deemed to direct the appropriate state or local governmental officials or agents to forgo the collection of any such tax or governmental assessment and to accept for filing and recordation any instruments or other documents pursuant to such transfers of property without the payment of any such tax, recordation fee, or governmental assessment.

S.	MEIP

The MEIP shall either be: (a) determined by the New Boards after the Effective Date; or (b) adopted by the New Boards on the Effective Date.

T.	Director and Officer Liability Insurance

Notwithstanding anything contained in the Plan to the contrary, the D&O Liability Insurance Policies, in effect on the Effective Date, shall be continued. To the extent that the D&O Liability Insurance Policies are deemed to be Executory Contracts, then, notwithstanding anything in the Plan to the contrary, the Debtors shall be deemed to have assumed all of the Debtors’ unexpired D&O Liability Insurance Policies pursuant to sections 365(a) and 1123 of the Bankruptcy Code effective as of the Effective Date. Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Debtors’ foregoing assumption of each of the unexpired D&O Liability Insurance Policies. Notwithstanding anything to the contrary contained in the Plan, confirmation of the Plan shall not discharge, impair, or otherwise modify any indemnity or other obligations of the insurers under any of the D&O Liability Insurance Policies.

In addition, after the Effective Date, none of the Debtors shall terminate or otherwise reduce the coverage under any D&O Liability Insurance Policies (including any “tail policy”) in effect on the Petition Date, with respect to conduct occurring prior thereto, and all directors and officers of the Debtors who served in such capacity at any time prior to the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such directors and officers remain in such positions after the Effective Date.

U.	Preservation of Causes of Action

In accordance with section 1123(b) of the Bankruptcy Code, and except where such Causes of Action have been expressly released (including pursuant to the Debtor Release and the Third Party Release), the Debtors and the Reorganized Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Plan Supplement, and the Debtors’ and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date.

No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against such Entity as any indication that the Debtors and the Reorganized Debtors will not pursue any and all available Causes of Action against such Entity. The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action, including with respect to rejected Executory Contracts and Unexpired Leases, against any Entity, except as otherwise expressly provided in the Plan. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Bankruptcy Court Final Order, the Debtors and the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

V.	Release of Avoidance Actions

On the Effective Date, the Debtors, on behalf of themselves and their estates, shall release any and all Avoidance Actions that may be assertable against (1) a trade creditor of any Debtor and/or Reorganized Debtor; (2) Holders of Unsecured Notes; (3) Holders of Convertible Notes; (4) members of the Creditors’ Committee, and (5) any one or more of the successors or assigns of the foregoing, and any Entity acting on behalf of the Debtors or the Reorganized Debtors shall be deemed to have waived the right to pursue such Avoidance Actions; provided, that the foregoing waiver shall not limit the rights of the Debtors or the Reorganized Debtors or any Entity acting on behalf of the Debtors or the Reorganized Debtors to assert any defenses based on Avoidance Actions to Other Secured Claims or Other Priority Claims asserted by the Entities listed in clauses (1) – (5) hereof. No Avoidance Actions shall revert to creditors of the Debtors.

Notwithstanding the foregoing paragraph or anything to the contrary in this Plan (including pursuant to the Debtor Release), the Debtors and the Reorganized Debtors, their Estates, and their successors expressly reserve all Claims and Causes of Action against Técnicas Reunidas, S.A., including with respect to any Claims or Proofs of Claim asserted by Técinas Reunidas, S.A. against any Debtor.

W.	Assumption of Collective Bargaining Agreements

All collective bargaining agreements between the applicable labor union and the Debtors (collectively, the “CBAs”) in place as of the Effective Date, shall be assumed by the Reorganized Debtors as of the Effective Date.

ARTICLE V.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases

On the Effective Date, except as otherwise provided herein, all Executory Contracts or Unexpired Leases will be deemed rejected as of the Effective Date, in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, other than those Executory Contracts or Unexpired Leases that: (1) previously were assumed or rejected by the Debtors; (2) are identified on the Assumed Executory Contract and Unexpired Lease Schedule; (3) are the subject of a motion to assume such Executory Contracts or Unexpired Leases, as applicable, that is pending on the Effective Date, regardless of whether the requested effective date of such assumption is on or after the Effective Date; or (4) are a CBA. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such rejections and the assumption of the Executory Contracts or Unexpired Leases listed on the Assumed Executory Contract and Unexpired Lease Schedule pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Any motions to assume Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by the Bankruptcy Court on or after the Effective Date by a Final Order. Each Executory Contract and Unexpired Lease assumed pursuant to this Article V.A or by any order of the Bankruptcy Court, which has not been assigned to a third party prior to the Confirmation Date, shall revest in and be fully enforceable by the Debtors in accordance with such Executory Contract and/or Unexpired Lease’s terms, except as such terms are modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption under applicable federal law. To the maximum extent permitted by law, to the extent any provision in any Executory Contract or Unexpired Lease assumed pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption of such Executory Contract or Unexpired Lease (including, without limitation, any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto. Notwithstanding anything to the contrary in the Plan, the Debtors, with the consent of the Requisite Plan Sponsors, or the Reorganized Debtors, as applicable, reserve the right to alter, amend, modify, or supplement the Assumed Executory Contract and Unexpired Lease Schedule at any time through and including forty-five (45) days after the Effective Date.

B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases

Unless otherwise provided by a Final Order of the Bankruptcy Court approving rejection of Executory Contracts or Unexpired Leases, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to the Plan or the Confirmation Order, if any, must be Filed with the Notice and Claims Agent on the date that is the later of (i) twenty-one (21) days after notice of the Effective Date; or (ii) twenty-one (21) days after notice of rejection of Executory Contracts or Unexpired Leases to the extent the Reorganized Debtors remove an Executory Contract or Unexpired Lease from the Assumed Executory Contract and Unexpired Lease Schedule on or after the Effective Date pursuant to Article V.A hereof.

Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not filed with the Bankruptcy Court within such time will be automatically disallowed, forever barred from assertion, and shall not be enforceable against the Debtors, the Estates, or their property, without the need for any objection by the Debtors or further notice to, action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, and be subject to the permanent injunction set forth in Article VIII.F hereof, notwithstanding anything in the Schedules or a Proof of Claim to the contrary. All Allowed Claims arising from the rejection of the Debtors’ Executory Contracts or Unexpired Leases shall be classified as Zochem General Unsecured Claims or Other General Unsecured Claims, as applicable, and shall be treated in accordance with Article III.B hereof.

C.	Cure of Defaults for Executory Contracts and Unexpired Leases Assumed

Any monetary defaults under each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date, subject to the limitation described below, or on such other terms as the parties to such

Executory Contracts or Unexpired Leases may otherwise agree. In the event of a dispute regarding: (1) the amount of any payments to cure such a default; (2) the ability of the Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed; or (3) any other matter pertaining to assumption, the cure amount required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order or orders resolving the dispute and approving the assumption; provided, that the Reorganized Debtors may settle any dispute regarding the amount of any such cure amount without any further notice to any other party or any action, order, or approval of the Bankruptcy Court; provided, further, that, notwithstanding anything to the contrary herein, prior to the entry of a Final Order resolving any dispute and approving the assumption and assignment of such Executory Contract or Unexpired Lease, the Debtors, with the consent of the Requisite Plan Sponsors, or the Reorganized Debtors, as applicable, reserve the right to reject any Executory Contract or Unexpired Lease which is subject to dispute, whether by amending the Assumed Executory Contract and Unexpired Lease Schedule in accordance with Article V.A hereof or otherwise.

As soon as reasonably practicable, the Debtors shall provide for notices of proposed assumption and proposed cure amounts to be sent to applicable third parties and for procedures for objecting thereto and resolution of disputes by the Bankruptcy Court; provided, that, the Debtors reserve all rights with respect to any such proposed assumption and proposed cure amount in the event of an objection or dispute. Any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption or related cure amount must be filed, served, and actually received by the Debtors and the DIP Lenders no later than thirty (30) days after service of the notice providing for such assumption and related cure amount. Any counterparty to an Executory Contract or Unexpired Lease that fails to timely object to the proposed assumption or cure amount will be deemed to have assented to such assumption or cure amount.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall constitute and be deemed to constitute the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption. Any Proofs of Claim filed with respect to an Executory Contract or Unexpired Lease that has been assumed shall be deemed disallowed and expunged, without further notice to, action, order, or approval of the Bankruptcy Court or the Canadian Court.

D.	Preexisting Obligations to the Debtors under Executory Contracts and Unexpired Leases

Rejection of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall not constitute a termination of preexisting obligations owed to the Debtors under such Executory Contract or Unexpired Lease.

E.	Indemnification Obligations

The Debtors and the Reorganized Debtors shall honor any indemnification obligations in place immediately prior to the Effective Date (whether in by-laws, board resolutions, corporate charters, indemnification agreements, or employment contracts) solely for the Covered Persons and solely to the extent that the D&O Liability Insurance Policies provide coverage for such obligations; provided, however, that any such Covered Persons shall solely have recourse on account of any such obligations to the D&O Liability Insurance Policies and shall have no recourse to the Reorganized Debtors on account of any such obligations.

F.	Modifications, Amendments, Supplements, Restatements, or Other Agreements

Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and all Executory Contracts and Unexpired Leases related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements have been previously rejected or repudiated or are rejected or repudiated under the Plan.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

G.	Reservation of Rights

Neither the exclusion nor inclusion of any Executory Contract or Unexpired Lease on the Assumed Executory Contract and Unexpired Lease Schedule, nor anything contained in the Plan, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any of the Debtors has any liability thereunder. In the event of a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors shall have ninety (90) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease, including by rejecting such contract or lease nunc pro tunc to the Confirmation Date, in each case with the consent of the Requisite Plan Sponsors.

H.	Nonoccurrence of Effective Date

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code, unless such deadline(s) have expired.

I.	Contracts and Leases Entered Into After the Petition Date

Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the applicable Debtor liable thereunder in the ordinary course of its business. Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order or the Confirmation Recognition Order.

ARTICLE VI.

PROVISIONS GOVERNING DISTRIBUTIONS

A.	Timing and Calculation of Amounts to Be Distributed

On the Initial Distribution Date (or if a Claim is not an Allowed Claim on the Initial Distribution Date or as soon as reasonably practicable thereafter, on the date that such Claim becomes an Allowed Claim, or as soon as reasonably practicable thereafter), and except as otherwise set forth herein, each Holder of an Allowed Claim shall receive the full amount of the distributions that the Plan provides for Allowed Claims in the applicable Class from the Disbursing Agent. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. If and to the extent that there are Disputed Claims, distributions on account of any such Disputed Claims shall be made pursuant to the provisions set forth in Article VII hereof. Except as otherwise provided in the Plan, Holders of Claims shall not be entitled to interest, dividends, or accruals on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the Initial Distribution Date. The New Common Equity shall be deemed to be issued as of the Effective Date to the Holders of Claims entitled to receive the New Common Equity hereunder without the need for further action by the Disbursing Agent, the Debtors, the Reorganized Debtors (including Reorganized Horsehead), or any other Debtor or Reorganized Debtor, including, without limitation, the issuance and/or delivery of any certificate evidencing any such units, units, or interests, as applicable.

B.	[Reserved]

C.	Distributions Generally; Disbursing Agent

Except as otherwise provided herein, all distributions made under the Plan, on or after the Effective Date, shall be made by the Disbursing Agent that may include the Reorganized Debtors or an entity designated by the Reorganized Debtors. Distribution on account of: (1) Macquarie Credit Agreement Claims shall be made to the Macquarie Credit Agreement Administrative Agent, at which time such distribution shall be deemed completed by the Debtors, and the Macquarie Credit Agreement Agent shall deliver such distribution in accordance with the Plan and the Macquarie Credit Agreement; (2) Banco Bilbao Credit Agreement Claims shall be made to Banco Bilbao Vizcaya Argentaria, S.A., at which time such distribution shall be deemed completed by the Debtors, and Banco Bilbao Vizcaya Argentaria, S.A. shall deliver such distribution in accordance with the Plan and the Banco Bilbao Credit Agreement; (3) Secured Notes Claims, Unsecured Notes Claims, and Convertible Notes Claims, shall be made to the Secured Notes Indenture Trustee, the Unsecured Notes Indenture Trustee, or the Convertible Notes Indenture Trustee or any respective designee thereof, as applicable, at which time such distributions shall be deemed completed by the Debtors, and the Secured Notes Indenture Trustee, the Unsecured Notes Indenture Trustee, and the Convertible Notes Indenture Trustee shall deliver such distributions in accordance with the Plan and the Secured Notes Indenture, the Unsecured Notes Indenture, and the Convertible Notes Indenture, as applicable, in each case subject to the right of any Prepetition Indenture Trustee to exercise any Charging Lien to the extent such fees or expenses are not paid to the Secured Notes Indenture Trustee, the Unsecured Notes Indenture Trustee, or Convertible Notes Indenture Trustee, as applicable, pursuant to Article XII.D hereof. For the avoidance of doubt, distributions made by the Macquarie Credit Agreement Administrative Agent, Banco Bilbao Vizcaya Argentaria, S.A., the Secured Notes Indenture Trustee, the Unsecured Notes Indenture Trustee, and the Convertible Notes Indenture Trustee shall be made, as it relates to the identity of the recipients, in accordance with the applicable indenture or credit agreement and the policies of the Depository Trust Company, as applicable.

D.	Rights and Powers of Disbursing Agent

1. Powers of the Disbursing Agent

The Disbursing Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated under the Plan; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

2. Expenses Incurred On or After the Effective Date

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable, actual, and documented fees and expenses incurred by any Disbursing Agent on or after the Effective Date (including taxes) and any reasonable compensation and expense reimbursement claims (including reasonable, actual, and documented attorney fees and expenses) made by such Disbursing Agent shall be paid in Cash by the Reorganized Debtors.

E.	Distributions on Account of Claims Allowed After the Effective Date

1. Payments and Distributions on Account of Disputed Claims

Distributions made after the Effective Date to Holders of Disputed Claims that are not Allowed Claims as of the Effective Date, but which later become Allowed Claims, shall be made no later than the next applicable Quarterly Distribution Date, unless the Reorganized Debtors and the applicable Holder of such Claim agree otherwise.

2. Special Rules for Distributions to Holders of Disputed Claims

Notwithstanding any provision otherwise in the Plan and except as may be agreed to by the Reorganized Debtors, on the one hand, and the Holder of a Disputed Claim, on the other hand, no partial payments and no partial distributions shall be made with respect to any Disputed Claim until the Disputed Claim has become an Allowed

Claim or has otherwise been resolved by settlement or Final Order; provided, that, if the Debtors do not dispute a portion of an amount asserted pursuant to an otherwise Disputed Claim, the Holder of such Disputed Claim shall be entitled to a distribution on account of that portion of such Claim, if any, that is not disputed at the time and in the manner that the Disbursing Agent makes distributions to similarly-situated Holders of Allowed Claims pursuant to the Plan.

F.	Delivery of Distributions and Undeliverable or Unclaimed Distributions

1. Record Date for Distribution

On the Distribution Record Date, the Claims Register shall be closed and any party responsible for making distributions shall instead be authorized and entitled to recognize only those record Holders listed on the Claims Register as of the close of business on the Distribution Record Date. Notwithstanding the foregoing, with respect to Holders of Macquarie Credit Agreement Claims, Secured Notes Claims, Unsecured Notes Claims, and Convertible Notes Claims, distributions shall be made to such Holders that are listed on the register or related document maintained by, as applicable, the Macquarie Credit Agreement Administrative Agent, the Secured Notes Indenture Trustee, the Unsecured Notes Indenture Trustee, or the Convertible Notes Indenture Trustee as of the Distribution Record Date.

2. Delivery of Distributions in General

(a)	Initial Distribution Date

Except as otherwise provided herein, on the Initial Distribution Date, the Disbursing Agent shall make distributions to Holders of Allowed Claims as of the Distribution Record Date at the address for each such Holder as indicated on the Debtors’ books and records as of the date of any such distribution; provided, that, the manner of such distributions shall be determined at the discretion of the Disbursing Agent; provided, further, that, the address for each Holder of an Allowed Claim shall be deemed to be the address set forth in any Proof of Claim Filed by that Holder, or, if no Proof of Claim has been Filed, the address set forth in the Schedules. If a Holder holds more than one Claim in any one Class, all Claims of the Holder will be aggregated into one Claim and one distribution will be made with respect to the aggregated Claim.

(b)	Quarterly Distribution Date

On each Quarterly Distribution Date or as soon thereafter as is reasonably practicable but in any event no later than thirty (30) days after each Quarterly Distribution Date, the Disbursing Agent shall make the distributions required to be made on account of Allowed Claims under the Plan on such date. Any distribution that is not made on the Initial Distribution Date or on any other date specified herein because the Claim that would have been entitled to receive that distribution is not an Allowed Claim on such date, shall be distributed on the first Quarterly Distribution Date after such Claim is Allowed. No interest shall accrue or be paid on the unpaid amount of any distribution paid on a Quarterly Distribution Date in accordance with Article VI.A hereof.

3. De Minimis Distributions; Minimum Distributions

No fractional units of New Common Equity shall be distributed and no Cash shall be distributed in lieu of such fractional amounts. When any distribution pursuant to the Plan on account of an Allowed Claim would otherwise result in the issuance of a number of units of New Common Equity that is not a whole number, the actual distribution of units of New Common Equity shall be rounded as follows: (a) fractions of one-half ( 1⁄2) or greater shall be rounded to the next higher whole number; and (b) fractions of less than one-half ( 1⁄2) shall be rounded to the next lower whole number with no further payment thereto. The total number of authorized units of New Common Equity to be distributed to holders of Allowed Claims shall be adjusted as necessary to account for the foregoing rounding.

No Cash payment valued at less than $100.00, in the reasonable discretion of the Disbursing Agent, shall be made to a Holder of an Allowed Claim on account of such Allowed Claim.

4. Undeliverable Distributions and Unclaimed Property

In the event that any distribution to any Holder is returned as undeliverable, no distribution to such Holder shall be made unless and until the Disbursing Agent has determined the then-current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided, that, such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of six (6) months after the applicable distribution is returned as undeliverable After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors automatically and without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal, provincial, or state escheat, abandoned, or unclaimed property laws to the contrary), and the Claim of any Holder to such property or interest in property shall be discharged and forever barred.

G.	Manner of Payment

At the option of the Disbursing Agent, any Cash payment to be made hereunder may be made by check or wire transfer or as otherwise required or provided in applicable agreements.

H.	Compliance with Tax Requirements

In connection with the Plan, to the extent applicable, the Disbursing Agent shall comply with all tax withholding and reporting requirements imposed on it by any Governmental Unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Disbursing Agent shall be authorized to take all actions necessary to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanism it believes is reasonable and appropriate. The Disbursing Agent reserves the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances.

I.	No Postpetition Interest on Claims

Unless otherwise specifically provided for in the Plan or the Confirmation Order, postpetition interest shall not accrue or be paid on any Claims against the Debtors, and no Holder of a Claim against the Debtors shall be entitled to interest accruing on or after the Petition Date on any such Claim.

J.	[Reserved]

K.	Claims Paid or Payable by Third Parties

1. Claims Paid by Third Parties

The Debtors, after the Effective Date, shall reduce in full a Claim, and such Claim shall be disallowed without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court or the Canadian Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor. To the extent a Holder of a Claim receives a distribution from the Debtors on account of such Claim and also receives payment from a party that is not a Debtor on account of such Claim, such Holder of the Claim shall, within fourteen (14) days of receipt thereof, repay or return the distribution to the applicable Debtor, to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the total amount of such Claim as of the date of any such distribution under the Plan. The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the applicable Debtor annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the fourteen (14)-day grace period specified above until the amount is repaid. For the avoidance of doubt, the First American Payment shall not reduce or otherwise impact the distribution provided to Holders of Allowed Secured Notes Claims.

2. Claims Payable by Third Parties

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ Insurance Contracts until the Holder of such Allowed Claim has exhausted all remedies with respect to such Insurance Contract. To the extent that one or more of the Debtors’ Insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such Insurers’ agreement, the applicable portion of such Claim may be expunged without a Claim objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court or the Canadian Court.

3. Applicability of Insurance Contracts

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable Insurance Contract(s). Notwithstanding anything herein to the contrary (including, without limitation, Article VIII), nothing shall constitute or be deemed a release, settlement, satisfaction, compromise, or waiver of any Cause of Action that the Debtors or any other Entity may hold against any Insurer under any Insurance Contracts, nor shall anything contained herein constitute or be deemed a waiver by such Insurers of any rights or defenses, including coverage defenses, held by such Insurers under the Insurance Contracts; provided, however, that the First American Title Policies shall be terminated upon release of the Escrow Disbursement.

L.	Allocation

Distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued but unpaid interest.

ARTICLE VII.

PROCEDURES FOR RESOLVING CONTINGENT,

UNLIQUIDATED, AND DISPUTED CLAIMS

A.	Allowance of Claims

On or after the Effective Date, each of the Debtors or the Reorganized Debtors, as applicable, shall have and shall retain any and all rights and defenses such Debtor had with respect to any Claim immediately prior to the Effective Date.

B.	Claims Objections, Settlements, Claims Allowance

The Reorganized Debtors shall have the authority to: (1) File objections to Claims, settle, compromise, withdraw, or litigate to judgment objections to any and all Claims, regardless of whether such Claims are in a Class or otherwise; (2) settle, liquidate, allow, or compromise any Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court or the Canadian Court; and (3) administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court or the Canadian Court. The Reorganized Debtors shall use commercially reasonable efforts to object to any Claim (a) that is asserted in an amount that exceeds the amount owed to the Holder of the Claim according to the Debtors’ books and records or (b) as to which no liability appears in the Debtors’ books and records.

The Reorganized Debtors shall further use commercially reasonable efforts to file one or more Allowed Claims Notices with respect to non-contingent, liquidated Proofs of Claim that are not Allowed as of the Effective Date and as to which the Reorganized Debtors have determined not to file an objection.

C.	Claims Estimation

On or after the Effective Date, the Reorganized Debtors may (but are not required to), at any time, request that the Bankruptcy Court estimate any Claim pursuant to applicable law, including, without limitation, pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party previously has objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction under 28 U.S.C. §§ 157 and 1334 to estimate any such Claim, including during the litigation of any objection to any Claim or during the pendency of any appeal relating to such objection. Notwithstanding any provision otherwise in the Plan, a Claim that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any Claim, that estimated amount shall constitute a maximum limitation on such Claim for all purposes under the Plan (including for purposes of distributions and discharge) and may be used as evidence in any supplemental proceedings, and the Debtors may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim. Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any Holder of a Claim that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such estimation unless such Holder has Filed a motion requesting the right to seek such reconsideration on or before seven (7) days after the date on which such Claim is estimated. Each of the foregoing Claims and objection, estimation, and resolution procedures are cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

D.	Disputed Claims Reserve

On or prior to the Effective Date, the Reorganized Debtors or the Disbursing Agent shall be authorized, but not directed, to establish one or more Disputed Claims Reserves, which Disputed Claims Reserve shall be administered by the Reorganized Debtors or the Disbursing Agent, as applicable.

The Reorganized Debtors or the Disbursing Agent may, in their sole discretion, hold Cash in the Disputed Claims Reserve in trust for the benefit of the Holders of Claims ultimately determined to be Allowed after the Effective Date. The Reorganized Debtors shall distribute such amounts (net of any expenses, including any taxes relating thereto), as provided herein, as such Disputed Claims or Interests are resolved by a Final Order or agreed to by settlement, and such amounts will be distributable on account of such Disputed Claims as such amounts would have been distributable had such Disputed Claims been Allowed Claims as of the Effective Date.

Notwithstanding anything to the contrary herein, to the extent the Reorganized Debtors or the Disbursing Agent establish one or more Disputed Claims Reserve(s) with respect to the Claims in Class 8B, such reserve(s) must be held and maintained in the General Unsecured Creditor Cash Account in trust solely for the benefit of Holders of Allowed Claims in Class 8B and pursuant to the terms of Article IV.G hereof.

E.	Adjustment to Claims Without Objection

Any Claim that has been paid or satisfied, or any Claim that has been amended or superseded, may be adjusted or expunged on the Claims Register by the Debtors to the maximum extent provided by applicable law without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court or the Canadian Court.

F.	Time to File Objections to Claims

Any objections to Claims shall be Filed no later than the Claims Objection Bar Date.

G.	Disallowance of Late Claims

EXCEPT AS OTHERWISE PROVIDED HEREIN OR AS AGREED TO BY THE REORGANIZED DEBTORS, ANY AND ALL PROOFS OF CLAIM FILED AFTER THE CLAIMS BAR DATE SHALL BE DEEMED DISALLOWED AND EXPUNGED AS OF THE EFFECTIVE DATE WITHOUT ANY FURTHER NOTICE TO OR ACTION, ORDER, OR APPROVAL OF THE BANKRUPTCY COURT OR THE CANADIAN COURT, AND HOLDERS OF SUCH CLAIMS MAY NOT RECEIVE ANY DISTRIBUTIONS ON ACCOUNT OF SUCH CLAIMS, UNLESS SUCH LATE PROOF OF CLAIM HAS BEEN DEEMED TIMELY FILED BY A FINAL ORDER.

H.	Amendments to Claims

Except for the Filing of Proofs of Claim on account of Claims arising from the rejection of Executory Contracts or Unexpired Leases pursuant to the Plan, on or after the Effective Date, a Claim may not be Filed or amended without the prior authorization of the Bankruptcy Court or the Reorganized Debtors, and any such new or amended Claim Filed shall be deemed disallowed in full and expunged without any further notice to or action, order, or approval of the Bankruptcy Court or the Canadian Court to the maximum extent provided by applicable law.

I.	No Distributions Pending Allowance

If an objection to a Claim or portion thereof is Filed, no payment or distribution provided under the Plan shall be made on account of such Claim or portion thereof unless and until such Disputed Claim becomes an Allowed Claim, unless otherwise agreed to by the Reorganized Debtors.

J.	Distributions After Allowance

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the Holder of such Allowed Claim in accordance with the provisions of the Plan. As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Disbursing Agent shall provide to the Holder of such Claim the distribution (if any) to which such Holder is entitled under the Plan as of the Effective Date, less any previous distribution (if any) that was made on account of the undisputed portion of such Claim, without any interest, dividends, or accruals to be paid on account of such Claim unless required under applicable bankruptcy law.

ARTICLE VIII.

SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.	Discharge of Claims and Termination of Interests

To the maximum extent provided by section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim or Proof of Interest based upon such debt, right, or Interest is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Plan. Any default by the Debtors or Affiliates with respect to any Claim or Interest that existed immediately prior to or on account of the filing of the Chapter 11 Cases shall be deemed cured on the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring.

Pursuant to Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good faith compromise of all Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that a Holder of a Claim or Interest may have with respect to any Allowed Claim or Interest, or any distribution to be made on account of such Allowed Claim or Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates, and Holders of Claims and Interests, and is fair, equitable, and reasonable. In accordance with the provisions of the Plan, pursuant to Bankruptcy Rule 9019, without any further notice to or action, order, or approval of the Bankruptcy Court or the Canadian Court, after the Effective Date, the Reorganized Debtors may compromise and settle Claims against the Debtors and their Estates and Causes of Action against other Entities.

B.	Release of Liens

Except as otherwise provided in the Plan or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, except for any Secured Claims that the Debtors elect to Reinstate in accordance with Article III.B hereof, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates and any property of Chestnut Ridge shall be fully released and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the applicable Debtor and its successors and assigns or in the case of property owned by Chestnut Ridge, such property shall revert to Chestnut Ridge free and clear of all mortgages, deeds of trust, Liens, pledges, or other security interests.

C.	Debtor Release

PURSUANT TO SECTION 1123(B) OF THE BANKRUPTCY CODE, FOR GOOD AND VALUABLE CONSIDERATION, ON AND AFTER AND SUBJECT TO THE OCCURRENCE OF THE EFFECTIVE DATE, THE DEBTORS AND THEIR ESTATES SHALL RELEASE EACH RELEASED PARTY, AND EACH RELEASED PARTY IS DEEMED RELEASED BY THE DEBTORS, THE ESTATES, AND THE REORGANIZED DEBTORS FROM ANY AND ALL CLAIMS, OBLIGATIONS, RIGHTS, SUITS, DAMAGES, CAUSES OF ACTION, REMEDIES, AND LIABILITIES WHATSOEVER (INCLUDING ANY DERIVATIVE CLAIMS, ASSERTED OR ASSERTABLE ON BEHALF OF ANY OF THE DEBTORS, THEIR ESTATES OR THE REORGANIZED DEBTORS, AS APPLICABLE) WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, ASSERTED OR UNASSERTED, ACCRUED OR UNACCRUED, MATURED OR UNMATURED, DETERMINED OR DETERMINABLE, DISPUTED OR UNDISPUTED, LIQUIDATED OR UNLIQUIDATED, OR DUE OR TO BECOME DUE, EXISTING OR HEREINAFTER ARISING, IN LAW, EQUITY, OR OTHERWISE, THAT THE DEBTORS, THE ESTATES, OR THE REORGANIZED DEBTORS WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT IN THEIR OWN RIGHT (WHETHER INDIVIDUALLY OR COLLECTIVELY), OR ON BEHALF OF THE HOLDER OF ANY CLAIM OR INTEREST OR OTHER ENTITY, BASED ON OR RELATING TO, OR IN ANY MANNER ARISING FROM, IN WHOLE OR IN PART, THE DEBTORS, THE DEBTORS’ RESTRUCTURING, THE DIP FACILITY, THE CHAPTER 11 CASES, THE CANADIAN PROCEEDINGS, THE PURCHASE, SALE, TRANSFER, OR RESCISSION OF THE PURCHASE, SALE, OR TRANSFER OF ANY SECURITY, ASSET, RIGHT, OR INTEREST OF THE DEBTORS OR THE REORGANIZED DEBTORS, THE SUBJECT MATTER OF, OR THE TRANSACTIONS OR EVENTS GIVING RISE TO, ANY CLAIM OR INTEREST THAT IS TREATED IN THE PLAN, THE BUSINESS OR CONTRACTUAL ARRANGEMENTS BETWEEN ANY DEBTOR AND ANY RELEASED PARTY, THE RESTRUCTURING OF CLAIMS AND INTERESTS PRIOR TO OR IN THE CHAPTER 11 CASES, THE CANADIAN PROCEEDINGS, THE NEGOTIATION, FORMULATION, OR PREPARATION OF THE RESTRUCTURING DOCUMENTS OR RELATED AGREEMENTS, INSTRUMENTS, OR OTHER DOCUMENTS, ANY OTHER ACT OR OMISSION, TRANSACTION, AGREEMENT, EVENT, OR OTHER OCCURRENCE TAKING PLACE ON AND BEFORE THE PETITION DATE, OTHER THAN CLAIMS OR LIABILITIES ARISING OUT OF OR RELATING TO ANY ACT OR OMISSION OF A RELEASED PARTY THAT CONSTITUTES FRAUD, WILLFUL MISCONDUCT, OR GROSS NEGLIGENCE; PROVIDED THAT THE FOREGOING DEBTOR RELEASE SHALL NOT OPERATE TO WAIVE OR RELEASE ANY OBLIGATIONS OF ANY PARTY UNDER THE PLAN, THE UPA OR ANY OTHER DOCUMENT, INSTRUMENT, OR AGREEMENT (INCLUDING THOSE SET FORTH IN THE PLAN SUPPLEMENT) EXECUTED TO IMPLEMENT THE PLAN; PROVIDED FURTHER THAT FIRST AMERICAN SHALL ONLY BECOME A RELEASED PARTY PURSUANT TO THIS ARTICLE VII.C UPON THE RELEASE OF THE ESCROW DISBURSEMENT. FOR THE AVOIDANCE OF DOUBT, CHESTNUT RIDGE SHALL BE A RELEASED PARTY PURSUANT TO THIS ARTICLE VIII.C AND CHESTNUT RIDGE SHALL HAVE NO LIABILITY AS A GUARANTOR UNDER THE SECURED NOTES INDENTURE, THE UNSECURED NOTES INDENTURE, OR THE MACQUARIE CREDIT AGREEMENT AFTER THE EFFECTIVE DATE.

ENTRY OF THE CONFIRMATION ORDER SHALL CONSTITUTE THE BANKRUPTCY COURT’S APPROVAL, PURSUANT TO BANKRUPTCY RULE 9019, OF THE DEBTOR RELEASE, WHICH INCLUDES BY REFERENCE EACH OF THE RELATED PROVISIONS AND DEFINITIONS CONTAINED HEREIN, AND FURTHER, SHALL CONSTITUTE THE BANKRUPTCY COURT’S FINDING THAT THE DEBTOR RELEASE IS: (1) IN EXCHANGE FOR THE GOOD AND VALUABLE CONSIDERATION PROVIDED BY THE RELEASED PARTIES; (2) A GOOD FAITH SETTLEMENT AND COMPROMISE OF THE CLAIMS RELEASED BY THE DEBTOR RELEASE; (3) IN THE BEST INTERESTS OF THE DEBTORS AND ALL HOLDERS OF CLAIMS AND INTERESTS; (4) FAIR, EQUITABLE, AND REASONABLE; (5) GIVEN AND MADE AFTER DUE NOTICE AND OPPORTUNITY FOR HEARING; AND (6) A BAR TO ANY OF THE DEBTORS OR THEIR ESTATES ASSERTING ANY CLAIM OR CAUSE OF ACTION RELEASED PURSUANT TO THE DEBTOR RELEASE. ENTRY OF THE CONFIRMATION RECOGNITION ORDER SHALL CONSTITUTE THE CANADIAN EQUIVALENT OF THE SAME.

D.	Third-Party Release

ON AND AFTER AND SUBJECT TO THE OCCURRENCE OF THE EFFECTIVE DATE AS TO EACH OF THE RELEASING PARTIES, THE RELEASING PARTIES SHALL RELEASE EACH RELEASED PARTY, AND EACH OF THE DEBTORS, THEIR ESTATES, AND THE RELEASED PARTIES SHALL BE DEEMED RELEASED FROM ANY AND ALL CLAIMS, INTERESTS, OBLIGATIONS, RIGHTS, SUITS, DAMAGES, CAUSES OF ACTION, REMEDIES AND LIABILITIES WHATSOEVER (INCLUDING ANY DERIVATIVE CLAIMS, ASSERTED OR ASSERTABLE ON BEHALF OF ANY OF THE DEBTORS, THEIR ESTATES, OR THE REORGANIZED DEBTORS, AS APPLICABLE) WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, ASSERTED OR UNASSERTED, ACCRUED OR UNACCRUED, MATURED OR UNMATURED, DETERMINED OR DETERMINABLE, DISPUTED OR UNDISPUTED, LIQUIDATED OR UNLIQUIDATED, OR DUE OR TO BECOME DUE, EXISTING OR HEREINAFTER ARISING, IN LAW, EQUITY, OR OTHERWISE, THAT SUCH ENTITY WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT (WHETHER INDIVIDUALLY OR COLLECTIVELY), BASED ON OR RELATING TO, OR IN ANY MANNER ARISING FROM, IN WHOLE OR IN PART, THE DEBTORS, THE DEBTORS’ RESTRUCTURING, THE CHAPTER 11 CASES, THE CANADIAN PROCEEDINGS, THE PURCHASE, SALE, OR RESCISSION OF THE PURCHASE OR SALE OF ANY SECURITY OF THE DEBTORS, THE DIP FACILITY, THE SUBJECT MATTER OF, OR THE TRANSACTIONS OR EVENTS GIVING RISE TO, ANY CLAIM OR INTEREST THAT IS TREATED IN THE PLAN, THE BUSINESS OR CONTRACTUAL ARRANGEMENTS BETWEEN ANY DEBTOR AND ANY RELEASED PARTY, THE RESTRUCTURING OF CLAIMS AND INTERESTS PRIOR TO OR IN THE CHAPTER 11 CASES, THE CANADIAN PROCEEDINGS, THE NEGOTIATION, FORMULATION, OR PREPARATION OF THE RESTRUCTURING DOCUMENTS, OR RELATED AGREEMENTS, INSTRUMENTS, OR OTHER DOCUMENTS, OR ANY OTHER ACT OR OMISSION, TRANSACTION, AGREEMENT, EVENT OR OTHER OCCURRENCE TAKING PLACE ON AND BEFORE THE EFFECTIVE DATE, OTHER THAN CLAIMS OR LIABILITIES ARISING OUT OF OR RELATING TO ANY ACT OR OMISSION OF A RELEASED PARTY THAT CONSTITUTES FRAUD, WILLFUL MISCONDUCT OR GROSS NEGLIGENCE; PROVIDED THAT FIRST AMERICAN SHALL ONLY BECOME A RELEASING PARTY AND A RELEASED PARTY PURSUANT TO THIS ARTICLE VIII.D UPON THE RELEASE OF THE ESCROW DISBURSEMENT. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE FOREGOING, THE THIRD-PARTY RELEASE SHALL NOT RELEASE ANY OBLIGATIONS OF ANY PARTY UNDER THE PLAN, THE UPA, OR ANY OTHER DOCUMENT, INSTRUMENT, OR AGREEMENT (INCLUDING THOSE SET FORTH IN THE PLAN SUPPLEMENT) EXECUTED TO IMPLEMENT THE PLAN. FOR THE AVOIDANCE OF DOUBT, CHESTNUT RIDGE SHALL BE A RELEASED PARTY PURSUANT TO THIS ARTICLE VIII.D AND CHESTNUT RIDGE SHALL HAVE NO LIABILITY AS A GUARANTOR UNDER THE SECURED NOTES INDENTURE, THE UNSECURED NOTES INDENTURE, OR THE MACQUARIE CREDIT AGREEMENT AFTER THE EFFECTIVE DATE.

ENTRY OF THE CONFIRMATION ORDER SHALL CONSTITUTE THE BANKRUPTCY COURT’S APPROVAL, PURSUANT TO BANKRUPTCY RULE 9019, OF THE THIRD-PARTY RELEASE, WHICH INCLUDES BY REFERENCE EACH OF THE RELATED PROVISIONS AND DEFINITIONS CONTAINED HEREIN, AND, FURTHER, SHALL CONSTITUTE THE BANKRUPTCY COURT’S FINDING THAT THE THIRD-PARTY RELEASE IS: (1) IN EXCHANGE FOR THE GOOD AND VALUABLE CONSIDERATION PROVIDED BY THE RELEASED PARTIES; (2) A GOOD FAITH SETTLEMENT AND COMPROMISE OF THE CLAIMS RELEASED BY THE THIRD-PARTY RELEASE; (3) IN THE BEST INTERESTS OF THE DEBTORS AND ALL HOLDERS OF CLAIMS AND INTERESTS; (4) FAIR, EQUITABLE AND REASONABLE; (5) GIVEN AND MADE AFTER DUE NOTICE AND OPPORTUNITY FOR HEARING; AND (6) A BAR TO ANY OF THE RELEASING PARTIES ASSERTING ANY CLAIM OR CAUSE OF ACTION RELEASED PURSUANT TO THE THIRD-PARTY RELEASE. ENTRY OF THE CONFIRMATION RECOGNITION ORDER SHALL CONSTITUTE THE CANADIAN EQUIVALENT OF THE SAME.

E.	Exculpation

On and after and subject to the occurrence of the Effective Date, except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur any liability to any Entity for any postpetition act taken or omitted to be taken in connection with, or related to formulating, negotiating, soliciting, preparing, disseminating, confirming, or implementing the Plan, or consummating the Plan, the Disclosure Statement, the New Organizational Documents, the Restructuring Transactions, the DIP Facility, the issuance, distribution, and/or sale of any units of the New Common Equity or any other security offered, issued, or distributed in connection with the Plan, the Chapter 11 Cases, the Canadian Proceedings, or any contract, instrument, release or other agreement, or document created or entered into in connection with the Plan or any other postpetition act taken or omitted to be taken in connection with or in contemplation of the restructuring of the Debtors; provided, that each Exculpated Party shall be entitled to rely upon the advice of counsel concerning his, her or its duties pursuant to, or in connection with, the Plan or any other related document, instrument, or agreement; provided, further, that the foregoing Exculpation shall have no effect on (i) the liability of any Entity that results from any such act or omission that is determined in a Final Order to have constituted gross negligence, fraud, or willful misconduct or (ii) any contractual liability for any breach of the Plan, the UPA, or any other document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

F.	Injunction

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THE PLAN OR FOR OBLIGATIONS ISSUED OR REQUIRED TO BE PAID PURSUANT TO THE PLAN (INCLUDING THE NEW COMMON EQUITY, AND DOCUMENTS AND INSTRUMENTS RELATED THERETO), CONFIRMATION ORDER OR THE CONFIRMATION RECOGNITION ORDER, ALL ENTITIES WHO HAVE HELD, HOLD, OR MAY HOLD CLAIMS, INTERESTS, OR LIENS THAT HAVE BEEN DISCHARGED PURSUANT TO ARTICLE VIII.A, RELEASED PURSUANT TO ARTICLE VIII.B, ARTICLE VIII.C, OR ARTICLE VIII.D, OR ARE SUBJECT TO EXCULPATION PURSUANT TO ARTICLE VIII.E ARE PERMANENTLY ENJOINED, FROM AND AFTER THE EFFECTIVE DATE, FROM TAKING ANY OF THE FOLLOWING ACTIONS AGAINST, AS APPLICABLE, THE DEBTORS, THE REORGANIZED DEBTORS, OR THE RELEASED PARTIES: (1) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS; (2) ENFORCING, ATTACHING, COLLECTING, OR RECOVERING BY ANY MANNER OR MEANS ANY JUDGMENT, AWARD, DECREE, OR ORDER AGAINST SUCH ENTITIES ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS; (3) CREATING, PERFECTING, OR ENFORCING ANY ENCUMBRANCE OF ANY KIND AGAINST SUCH ENTITIES OR THE PROPERTY OR THE ESTATES OF SUCH ENTITIES ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS; (4) ASSERTING ANY RIGHT OF SETOFF, SUBROGATION, OR RECOUPMENT OF ANY KIND AGAINST ANY OBLIGATION DUE FROM SUCH ENTITIES OR AGAINST THE PROPERTY OF SUCH ENTITIES ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS UNLESS SUCH ENTITY HAS TIMELY ASSERTED SUCH SETOFF RIGHT PRIOR TO THE EFFECTIVE DATE IN A

DOCUMENT FILED WITH THE BANKRUPTCY COURT EXPLICITLY PRESERVING SUCH SETOFF, AND NOTWITHSTANDING AN INDICATION OF A CLAIM OR INTEREST OR OTHERWISE THAT SUCH ENTITY ASSERTS, HAS, OR INTENDS TO PRESERVE ANY RIGHT OF SETOFF PURSUANT TO APPLICABLE LAW OR OTHERWISE; AND (5) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS RELEASED OR SETTLED PURSUANT TO THE PLAN. FOR THE AVOIDANCE OF DOUBT, CHESTNUT RIDGE SHALL BE A RELEASED PARTY AND CHESTNUT RIDGE SHALL HAVE NO LIABILITY AS A GUARANTOR UNDER THE SECURED NOTES INDENTURE, THE UNSECURED NOTES INDENTURE, OR THE MACQUARIE CREDIT AGREEMENT AFTER THE EFFECTIVE DATE.

G.	Additional Provisions

For the avoidance of doubt, nothing in Article VIII.D or Article VIII.F hereof shall be construed as impairing, discharging, releasing, or enjoining the prosecution of direct, non-derivative claims against the Debtors’ officers and directors held by the Greywolf Entities, solely in their capacities as holders or former holders of Existing Interests in Horsehead Holding and in no other capacity, arising out of or relating to any act, omission, transaction, agreement, event or other occurrence taking place prior to the Petition Date, including but not limited to that certain lawsuit before the United States District Court for the District of Delaware titled Soto v. Hensler, civil action no. 16-cv 292; provided that the Greywolf Entities may not commence, or be a named plaintiff in, any such litigation or comparable dispute resolution mechanism against the Debtors’ officers and directors arising out of or relating to any act, omission, transaction, agreement, event or other occurrence taking place prior to the Petition Date or otherwise voluntarily participate in any such action, except as required by lawful process, other than taking such actions that are necessary to receive a distribution, if any, on account of such litigation.

H.	Environmental Claims

Nothing in this Plan releases, discharges, precludes, exculpates, or enjoins the enforcement of: (1) any liability to a Governmental Unit under applicable Environmental Law to which any Entity is subject as the owner or operator of property after the Effective Date; (2) any liability to a Governmental Unit to which any Entity is subject under applicable Environmental Law that is not a Claim; (3) any Claim of a Governmental Unit to which any Entity is subject under applicable Environmental Law arising on or after the Effective Date; (4) any liability to a Governmental Unit on the part of any Person or Entity other than the Debtor/s or Reorganized Debtors; or (5) any valid right of setoff under Environmental Law by any Governmental Unit. The Bankruptcy Court retains jurisdiction to determine whether environmental liabilities that have been asserted by a Governmental Unit are discharged or otherwise barred by this Plan or the Bankruptcy Code.

Notwithstanding any provision to the contrary in this Plan, the United States shall retain all of its rights to set-off as provided by law.

I.	Protections Against Discriminatory Treatment

To the maximum extent provided by section 525 of the Bankruptcy Code, the Supremacy Clause of the United States Constitution and the CCAA, all Entities, including Governmental Units, shall not discriminate against the Debtors or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Debtors, or another Entity with whom the Debtors have been associated, solely because each Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

J.	Setoffs

Except as otherwise expressly provided for in the Plan (including pursuant to Article IV.V hereof) or in any court order, each Debtor, pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non-bankruptcy law, or as may be agreed to by the Holder of a Claim, may set off against any Allowed Claim, other than any (1) DIP Facility Claims; (2) Secured Notes Claims; (3) Class 8B Other General Unsecured

Claims; (4) Convertible Notes Claims; (5) Unsecured Notes Claims; (6) General Unsecured Claims filed by members of the Creditors’ Committee; or (7) Claims asserting priority pursuant to section 503(b)(9) of the Bankruptcy Code, any claims, rights, and Causes of Action of any nature that such Debtor may hold against the Holder of such Allowed Claim other than any (1) DIP Claims; (2) Secured Notes Claims; (3) Class 8B Other General Unsecured Claims; (4) Convertible Notes Claims; (5) Unsecured Notes Claims; (6) General Unsecured Claims filed by members of the Creditors’ Committee; or (7) Claims asserting priority pursuant to section 503(b)(9) of the Bankruptcy Code, to the extent such claims, rights, or Causes of Action against such Holder have not been otherwise compromised or settled on or prior to the Effective Date (whether pursuant to the Plan or otherwise); provided, that, neither the failure to effect such a setoff nor the allowance of any Claim pursuant to the Plan shall constitute a waiver or release by such Debtor of any such claims, rights, and Causes of Action that such Debtor may possess against such Holder. In no event shall any Holder of Claims be entitled to setoff any Claim against any claim, right, or Cause of Action of any of the Debtors unless such Holder has timely Filed a Proof of Claim with the Bankruptcy Court preserving such setoff.

K.	Recoupment

In no event shall any Holder of a Claim be entitled to recoup any Claim against any claim, right, or Cause of Action of any of the Debtors unless such Holder has timely Filed a Proof of Claim with the Bankruptcy Court asserting or preserving such right of recoupment on or before the Confirmation Date.

L.	Subordination Rights

The classification and treatment of all Claims under the Plan shall conform to and with the respective contractual, legal, and equitable subordination rights of such Claims, and any such rights shall be settled, compromised, and released pursuant to the Plan.

M.	Document Retention

On and after the Effective Date, the Debtors (or the Reorganized Debtors, as the case may be) may maintain documents in accordance with their standard document retention policy, as may be altered, amended, modified, or supplemented by the Debtors (or the Reorganized Debtors, as the case may be).

N.	Reimbursement or Contribution

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the time of allowance or disallowance, such Claim shall be forever disallowed and expunged notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Confirmation Date: (1) such Claim has been adjudicated as non-contingent; or (2) the relevant Holder of a Claim has Filed a non-contingent Proof of Claim on account of such Claim and a Final Order has been entered prior to the Confirmation Date determining such Claim as no longer contingent.

ARTICLE IX.

CONDITIONS PRECEDENT TO CONFIRMATION

AND CONSUMMATION OF THE PLAN

A.	Conditions Precedent to Confirmation

It shall be a condition to Confirmation of the Plan that the following provisions, terms and conditions shall have been satisfied or waived pursuant to the provisions of Article IX.C hereof:

1. the Bankruptcy Court shall have entered the Disclosure Statement Order and such order shall be a Final Order;

2. the Canadian Court shall have issued the Disclosure Statement Recognition Order and such order shall be a Final Order;

3. the Plan and the Plan Supplement, including any schedules, documents, supplements and exhibits thereto (in each case in form and substance) shall be acceptable to the Requisite Plan Sponsors and the Debtors;

4. the UPA shall have been executed; and

5. the UPA shall have been approved by entry of a Final Order and shall be in full force and effect and not otherwise terminated in accordance with the terms thereof (other than pursuant to section 9.1(a) of the UPA).

B.	Conditions Precedent to the Effective Date

It shall be a condition to the Effective Date of the Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.C hereof:

1. the Bankruptcy Court shall have entered the Confirmation Order in form and substance materially consistent with this Plan and otherwise acceptable to the Debtors and the Requisite Plan Sponsors, and, with respect to the Creditors’ Committee Settlement, the Creditors’ Committee, and such order shall be a Final Order and shall include a finding by the Bankruptcy Court that the New Common Equity to be issued on the Effective Date will be authorized and exempt from registration under applicable securities law;

2. the Canadian Court shall have issued the Confirmation Recognition Order as a Final Order in form and substance materially consistent with this Plan and otherwise acceptable to the Debtors and the Requisite Plan Sponsors.

3. all actions, documents, Certificates, and agreements necessary to implement the Plan, including documents contained in the Plan Supplement, shall have been effected or executed and delivered, as the case may be, to the required parties and, to the extent required, Filed with the applicable Governmental Units in accordance with applicable laws;

4. the Professional Fee Escrow shall have been established and funded in accordance with Article II.B hereof;

5. the Information Officer’s fees and expenses shall have been paid through the Effective Date;

6. the transactions contemplated by the UPA shall have been consummated and the Closing (as defined in the UPA) shall have occurred;

7. the outstanding reasonable and documented Plan Sponsor Fees incurred by the Plan Sponsors, Secured Notes Indenture Trustee Fees of the Secured Notes Indenture Trustee and its professionals, Secured Notes Collateral Agent Fees of the Secured Notes Collateral Agent and its professionals, Convertible Notes Indenture Trustee Fees of the Convertible Notes Indenture Trustee and its professionals, Unsecured Notes Indenture Trustee Fees of the Unsecured Notes Indenture Trustee and its professionals, and all fees ordered to be paid pursuant to the Final DIP Order shall have been or will be paid contemporaneously with the Effective Date in full, in Cash;

8. the First American Payment shall have been funded and received by the Debtors; provided, that the General Unsecured Creditor Cash Pool shall not be reduced if the First American Payment is not so funded and received;

9. all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan shall have been received; and

10. the General Unsecured Creditor Cash Account shall have been established and funded in the amount of $11,875,000.

C.	Waiver of Conditions

The conditions to Confirmation and Consummation set forth in this Article IX may be waived only by consent of both the Debtors and the Requisite Plan Sponsors, and may be waived without notice, leave, or order of the Bankruptcy Court or the Canadian Court or any formal action other than proceedings to confirm or consummate the Plan, provided, however, that (x) the condition in Article IX.B.5 may not be waived without consent of the Information Officer, (y) the condition in Article IX.B.7 with respect to payment of fees and expenses of any Prepetition Indenture Trustee or its professionals may not be waived without consent of the applicable Prepetition Indenture Trustee, and (z) the condition in Article IX.B.10 may not be waived without consent of the Creditors’ Committee.

D.	Effect of Non-Occurrence of Conditions to the Effective Date

If the Effective Date does not occur on or prior to September 19, 2016, which date may be extended by the consent of the Debtors and the Requisite Plan Sponsors, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Class of Claims), assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan or the Disclosure Statement shall: (a) constitute a waiver or release of any claims held by the Debtors, Claims, or Interests; (b) prejudice in any manner the rights of the Debtors or any other Person or Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by the Debtors or any other Person or Entity.

ARTICLE X.

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A.	Modification and Amendments

Except as otherwise specifically provided in the Plan, the Debtors reserve the right, with the consent of the Requisite Plan Sponsors, to modify the Plan, whether such modification is material or immaterial, and, seek Confirmation consistent with the Bankruptcy Code and, as appropriate and unless otherwise ordered by the Bankruptcy Court, not resolicit votes on such modified Plan; provided, that the Debtors shall not be permitted to amend the Plan in a manner that materially and adversely impacts the provisions of the Plan effectuating the Creditors’ Committee Settlement without the consent of the Creditors’ Committee. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in the Plan, the Debtors expressly reserve their rights, in each case with the consent of the Requisite Plan Sponsors, to alter, amend, or modify the Plan with respect to the Debtors, one or more times, after Confirmation, and, to the extent necessary may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, the Confirmation Order or the Confirmation Recognition Order, in such matters as may be necessary to carry out the purposes and intent of the Plan. Any such modification or supplement shall be considered a modification of the Plan and shall be made in accordance with this Article X.

B.	Effect of Confirmation on Modifications

Entry of a Confirmation Order shall mean that all modifications or amendments to the Plan occurring after the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C.	Revocation or Withdrawal of Plan

The Debtors, reserve the right to revoke or withdraw the Plan prior to the Confirmation Date and to file subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Class of Claims), assumption or rejection of Executory Contracts or Unexpired Leases effected under the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan or Disclosure Statement shall: (a) constitute a waiver or release of any claims held by the Debtor, Claims, Interests, or Causes of Action; (b) prejudice in any manner the rights of the Debtors or any other Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by the Debtors or any other Entity.

ARTICLE XI.

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, to the extent legally permissible, the Bankruptcy Court shall retain exclusive jurisdiction over the Chapter 11 Cases and all matters arising out of, or related to, the Chapter 11 Cases and the Plan, including jurisdiction to:

1. allow, disallow, determine, liquidate, classify, estimate, or establish the priority, Secured or Unsecured status, or amount of any Claim, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the Secured or Unsecured status, priority, amount, or Allowance of Claims;

2. decide and resolve all matters related to the granting and denying, in whole or in part, any applications for Allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3. resolve any matters related to: (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable in any manner and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including cure amounts pursuant to section 365 of the Bankruptcy Code, or any other matter related to such Executory Contract or Unexpired Lease; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (c) the Reorganized Debtors amending, modifying, or supplementing, after the Effective Date, pursuant to Article V hereof, the Assumed Executory Contract and Unexpired Lease Schedule; and (d) any dispute regarding whether a contract or lease is or was executory or expired;

4. ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;

5. adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6. adjudicate, decide, or resolve any and all matters related to Causes of Action;

7. adjudicate, decide, or resolve any and all matters related to sections 502(c), 502(j), or 1141 of the Bankruptcy Code;

8. enter and implement such orders as may be necessary to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Disclosure Statement or the Plan including, for the avoidance of doubt, the UPA;

9. enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

10. enter and implement any orders as may be necessary to execute, implement or consummate the First American Settlement Agreement;

11. resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

12. issue injunctions, enter and implement other orders, or take such other actions as may be necessary to restrain interference by any Entity with Consummation or enforcement of the Plan;

13. resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the settlements, compromises, releases, injunctions, Exculpations, and other provisions contained in Article VIII and enter such orders as may be necessary to implement such releases, injunctions, Exculpations, and other provisions;

14. resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim for amounts not timely repaid pursuant to Article VI.K.1 hereof;

15. enter and implement such orders as are necessary if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

16. determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan or the Disclosure Statement;

17. adjudicate any and all disputes arising from or relating to distributions under the Plan or any transactions contemplated therein;

18. consider any modifications of the Plan to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

19. determine requests for the payment of Claims entitled to priority pursuant to section 507 of the Bankruptcy Code;

20. hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with the Plan;

21. hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

22. hear and determine all disputes involving the existence, nature, scope, or enforcement of any exculpations, discharges, injunctions, and releases granted in the Plan, including under Article VIII hereof and including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date;

23. except as otherwise limited herein, recover all assets of the Debtors and property of the Estates, wherever located;

24. hear and determine all applications for allowance and payment of Professional Fee Claims;

25. enforce the injunction, release, and exculpation provisions set forth in Article VIII;

26. enter an order or Final Decree concluding or closing the Chapter 11 Cases;

27. enforce all orders previously entered by the Bankruptcy Court; and

28. hear any other matter not inconsistent with the Bankruptcy Code.

ARTICLE XII.

MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect

Notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the Debtors and any and all Holders of Claims or Interests (irrespective of whether such Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, the Confirmation Order or the Confirmation Recognition Order, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors. All Claims and debts shall be as fixed, adjusted, or compromised, as applicable, pursuant to the Plan regardless of whether any Holder of a Claim or debt has voted on the Plan.

B.	Additional Documents

On or before the Effective Date, the Debtors may File with the Bankruptcy Court such agreements and other documents as may be necessary to effectuate and further evidence the terms and conditions of the Plan, which agreements or other documents shall be in form and substance acceptable to the Requisite Plan Sponsors and the Debtors. The Reorganized Debtors and all Holders of Claims receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C.	Payment of Statutory Fees

All fees due and payable pursuant to section 1930(a) of the Judicial Code prior to the Effective Date shall be paid by the Debtors. On and after the Effective Date, the Reorganized Debtors shall pay any and all such fees when due and payable, and shall file with the Bankruptcy Court quarterly reports in a form reasonably acceptable to the U.S. Trustee and the Reorganized Debtors.

D.	Payment of Fees and Expenses of the Plan Sponsors, the DIP Agent, the Secured Notes Indenture Trustee, the Secured Notes Collateral Agent, Payment of Fees and Expenses of the Unsecured Notes Indenture Trustee and the Convertible Notes Indenture Trustee Pursuant to Creditors’ Committee Settlement

Notwithstanding any provision in the Plan to the contrary, and in connection with the Creditors’ Committee Settlement (with respect to the Unsecured Notes Indenture Trustee Fees and the Convertibles Notes Indenture Trustee Fees payable pursuant to subsections (iv) and (v) of this Article XII.D), the Debtors or Reorganized Debtors (as applicable) shall promptly pay in full in Cash (i) any outstanding Plan Sponsor Fees incurred by the Plan Sponsors; (ii) the Secured Notes Indenture Trustee Fees of the Secured Notes Indenture Trustee and its professionals; (iii) the Secured Notes Collateral Agent Fees of the Secured Notes Collateral Agent and its professionals; (iv) the Unsecured Notes Indenture Trustee Fees incurred by the Unsecured Notes Indenture Trustee; (v) the Convertible Notes Indenture Trustee Fees incurred by the Convertible Notes Indenture Trustee, and (vi) the fees incurred by the DIP Agent, all on the Effective Date without the need for such parties to file fee applications with the Bankruptcy Court, to the extent not otherwise paid prior to the Effective Date.

E.	Reservation of Rights

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order and the Canadian Court shall issue the Confirmation Recognition Order. Neither the Plan, filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, the Confirmation Order, the Confirmation Recognition Order or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims prior to the Effective Date. For the avoidance of doubt, if the First American Settlement Agreement is not consummated or First American does not make the First American Payment, all parties’ rights and claims are fully reserved as if the First American Settlement Agreement had not been entered into; provided, however, that to the extent the First American Payment is not made, the General Unsecured Creditor Cash Pool shall not be reduced.

F.	Successors and Assigns

Unless otherwise provided herein, the rights, benefits, and obligations of any Entity named or referred to in the Plan or the Confirmation Order shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, Affiliate, and former or current officer, director, agent, representative, attorney, advisor, beneficiaries, or guardian, if any, of each Entity. For the avoidance of doubt, nothing in this Article XII.F shall be construed as impairing, discharging, releasing, or enjoining the prosecution of direct, non-derivative claims against the Debtors’ officers and directors held by any party, including, for the avoidance of doubt, any Releasing Party, as such claims are alleged in that certain lawsuit before the United States District Court for the District of Delaware titled Soto v. Hensler, Civil Action No. 16-CV 292.

G.	Notices

All notices, requests, pleadings, and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

Horsehead Holding Corp.

4955 Steubenville Pike, Suite 405

Pittsburgh, Pennsylvania 15205

Facsimile: 412.788.1812

Attention: Timothy D. Boates, Chief Restructuring Officer

with copies to:

Kirkland & Ellis LLP

300 North LaSalle St.

Chicago, Illinois 60654

Facsimile: 312.862.2200

Attention: Ryan Preston Dahl, Esq. and Angela Snell, Esq.

-and-

counsel to the Plan Sponsors

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, New York 10036

Facsimile: 212.872.1002

Attention: Michael Stamer, Esq. and Meredith Lahaie, Esq.

-and-

counsel to the Creditors’ Committee

Lowenstein Sandler LLP

65 Livingston Avenue

Roseland, New Jersey 07068

Facsimile: 973.597.2400

Attention: Kenneth A. Rosen, Esq. and Bruce Buechler, Esq.

H.	Term of Injunctions or Stays

Unless otherwise provided in the Plan, in the Confirmation Order or the Confirmation Recognition Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms. All stays provided for in the Canadian Proceedings pursuant to the orders of the Canadian Court shall remain in full force and effect until the Effective Date unless otherwise ordered by the Canadian Court.

I.	Entire Agreement

Except as otherwise indicated, the Plan and the Plan Supplement supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan on the Effective Date.

J.	Exhibits

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan.

K.	Nonseverability of Plan Provisions

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the Debtors’ and the Requisite Plan Sponsors’ consent; and (3) nonseverable and mutually dependent.

L.	Votes Solicited in Good Faith

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of Securities offered and sold under the Plan and any previous plan, and, therefore, neither any of such parties or individuals or the Reorganized Debtors will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan and any previous plan.

M.	Closing of Chapter 11 Cases

The Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases. The Confirmation Recognition Order shall provide for the termination of the Canadian Proceedings upon the delivery of an Information Officer’s certificate on the Effective Date.

N.	Waiver or Estoppel

Each Holder of a Claim shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim should be Allowed in a certain amount, in a certain priority, Secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, or papers Filed with the Bankruptcy Court prior to the Confirmation Date.

O.	Dissolution of Committees

On the Effective Date, each of the Creditors’ Committee and the Equity Committee shall be dissolved and their respective members shall be deemed released of all their duties, responsibilities, and obligations in connection with the Chapter 11 Cases or this Plan and its implementation, and the retention of the Creditors’ Committee’s and Equity Committee’s Professionals shall be terminated as of the Effective Date, except that the Professionals for the Creditors’ Committee and Equity Committee shall be authorized to file and seek allowance of their final fee applications and reimbursement of their respective Committee member expenses.

P.	Conflicts

Except as set forth in the Plan, to the extent that any provision of the Disclosure Statement, the Plan Supplement, or any other order (other than the Confirmation Order or the Confirmation Recognition Order) referenced in the Plan (or any exhibits, schedules, appendices, supplements, or amendments to any of the foregoing), conflict with or are in any way inconsistent with any provision of the Plan, the Plan shall govern and control in all respects.

*            *             *            *            *

Dated as of August 26, 2016	Respectfully submitted,

Horsehead Holding Corp.
(for itself and on behalf of each of its affiliated debtors)

	By:	/s/ Timothy D. Boates
	Name:	Timothy D. Boates
	Title:	Chief Restructuring Officer

Prepared by:

James H.M. Sprayregen, P.C.
Patrick J. Nash Jr., P.C. (admitted pro hac vice)
Ryan Preston Dahl (admitted pro hac vice)
Angela M. Snell (admitted pro hac vice)
KIRKLAND & ELLIS LLP
300 North LaSalle Street
Chicago, Illinois 60654
Telephone: (312) 862-2000
Facsimile: (312) 862-2200

- and -

Laura Davis Jones (DE Bar No. 2436)
James E. O’Neill (DE Bar No. 4042)
Joseph M. Mulvihill (DE Bar No. 6061)
PACHULSKI STANG ZIEHL & JONES LLP
919 North Market Street, 17th Floor
P.O. Box 8705
Telephone: (302) 652-4100
Facsimile: (302) 652-4400

Co-Counsel to the Debtors and Debtors in Possession

Exhibit A

General Unsecured Creditor Cash Pool

The following recoveries are set forth for purposes of the Pro Rata distributions to Holders of Allowed Claims in Class 8B; provided, that, such recoveries shall be re-allocated by the Reorganized Debtors to recalibrate for the actual amount of Allowed Claims to (i) maintain the same percentage recoveries for Holders of Allowed Claims in Class 8B against each Debtor other than Horsehead Holding Corp.; and (ii) provide for an approximate recovery of 3.1% for Holders of Allowed Claims in Class 8B against Horsehead Holding Corp. subject to a maximum allocation of $100,000 to Horsehead Holding Corp.

Debtor	Cash Pool		Projected Allowed Claims (Updated)	Estimated Recovery %
Horsehead Holding Corp.	$47,000	[1]	$1,514,756	3.10%
Horsehead Corporation	$7,164,226	[1]	$40,619,861	17.64%
Horsehead Metal Products, LLC	$3,949,010	[1]	$22,390,174	17.64%
The International Metals Reclamation Company, LLC	$714,764	[1]	$4,052,582	17.64%

Total:	$11,875,000

[1]	Amount subject to re-allocation as set forth above based on the actual amount of Allowed Claims. For illustrative purposes only, if the actual amount of Allowed Claims against (i) Horsehead Corporation were $32,000,000 and (ii) Horsehead Holding Corp. were $1,700,000, and all other Allowed Claims were as projected above, the Cash Pool would be re-allocated as follows:

Debtor	Cash Pool	Allowed Claims	Recovery %
Horsehead Holding Corp.	$52,750	$1,700,000	3.10%
Horsehead Corporation	$6,473,206	$32,000,000	20.23%
Horsehead Metal Products, LLC	$4,529,257	$22,390,174	20.23%
The International Metals Reclamation Company, LLC	$819,787	$4,052,582	20.23%

Total:	$11,875,000